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                                                                   EXHIBIT 10(v)

CONFIDENTIAL TREATMENT - Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                  EXECUTION COPY

                                MASTER AGREEMENT

         This MASTER AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is executed as of the 5th day of August, 2003, among BASTOGNE, INC., a Nevada corporation ("SPV"), CHECKFREE SERVICES CORPORATION, a Delaware corporation ("Servicer"), and SUNTRUST BANK, a Georgia state-chartered commercial bank ("Bank").

         WHEREAS, SPV has requested that Bank provide the Services described herein, and Bank is willing to provide such Services subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, Servicer, SPV and Bank agree as follows:

                             ARTICLE I. DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "ACH" shall mean the Federal Reserve Bank Automated Clearinghouse Network.

         "ACH Fees" shall have the meaning set forth in Section 4.2(b).

         "ACH Monitoring Agreement" shall mean that certain Agreement for Fed ACH File Tracking and Reporting Service between the Federal Reserve Bank and Bank, as may be amended, modified, supplemented or replaced from time to time.

         "ACH Services" shall mean the provision by Bank to SPV, or Servicer on behalf of SPV, through use of the Transit Numbers, of access, pursuant to the terms of this Agreement, to the ACH processing, clearing, and settlement capability offered by the Federal Reserve Bank to Bank through Bank's account at the Federal Reserve Bank.

         "ACH Transaction" shall mean any entry initiated by SPV or Servicer, on behalf of SPV, or for which SPV is responsible under the provisions of this Agreement, using the Transit Numbers, to be cleared and settled through ACH to debit and credit Deposit Accounts of Subscribers and Merchants.

         "ACH Transmissions" shall have the meaning set forth in Section 4.3.

         "Accounts" shall mean collectively the DDA, the Overnight Accounts, the Custody Accounts and any other Securities Account in which Bank has permitted SPV to maintain Investments.

         "Affiliate" shall mean as to any Person, any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

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         "Agreement Date" shall mean the date this Agreement is duly executed by the parties hereto.

         "Assets" shall mean, as to any Person on any date, the aggregate amount of all assets of such Person, which would be classified as assets on a balance sheet of such Person as of such date, prepared in accordance with GAAP.

         "Attributable Indebtedness" shall mean on any date, for any Person (a) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under such Synthetic Lease that would appear on a balance sheet of such Person prepared in accordance with GAAP if such Synthetic Lease were accounted for as a capital lease, and (b) in respect of any Securitization Transaction of such Person, the outstanding principal amount of such financing.

         "Average Minimum Required Balance" means the sum of collected and available funds in the DDA at the end of each Business Day for each calendar month divided by the number of days in such calendar month.

         "Bankruptcy Event" means with respect to Parent, Servicer or SPV, such entity shall (a) die or discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for, consent to or fail to contest in a timely and appropriate manner the appointment of a receiver, a custodian, a trustee, an administrator, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) an involuntary proceeding shall be commenced or involuntary petition shall be filed seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a receiver, custodian, administrator, trustee, interim trustee or liquidator of all or a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or any judgment, decree or order by a court of competent jurisdiction approving such proceeding or petition shall be entered, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

         "Base Percentage Rate" shall mean the percentage rate used by the Federal Reserve Bank in calculating the charge to Bank for any daylight overdrafts in the Bank's account maintained with the Federal Reserve Bank. As of the date of this Agreement the Base Percentage Rate is equal to .36% per annum. Each change by the Federal Reserve Bank in the Base Percentage Rate shall immediately be effective at the time of such change.

         "BIN Number" shall have the meaning set forth in Section 5.2(a).

         "Business" shall mean Servicer's bill payment service for Subscribers and the collection and disbursement services provided by SPV in connection therewith.

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         "Business Assets" means all cash, cash equivalents, securities, financial assets and other assets in the DDA, any Custody Account, the Overnight Accounts, the Returns Account, any other Investments and any Unsettled ACH Debits that correspond to actual Business Liabilities on the date of calculation, other than Uncollected ACH Debits.

         "Business Day" shall mean (a) a day other than a Saturday or Sunday that both (i) Bank is providing banking services to the public from its offices in Atlanta, Georgia and (ii) the Federal Reserve Bank is providing ACH and wire transfer services for banks and other financial institutions, and (b) in connection with any ACH Transaction shall mean a Fed ACH Business Day, in connection with any RPPS Transaction shall mean an RPPS Business Day, and in connection with an E-Pay Transaction shall mean an E-Pay Business Day.

         "Business Liabilities" means the sum of Overdraft Advances, Unsettled ACH Credits, Unsettled RPPS Credits, Unsettled E-Pay Credits, Issued but Not Cleared Checks, Unsettled ACH Returns and Other Payment Obligations.

         "Business Sweep Services Agreement" shall mean that certain Business Sweep Services Agreement, dated May 1, 2003, between Bank and SPV, as may be amended, modified, supplemented or replaced from time to time.

         "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Capitalized Software" shall mean, for any Person at the time any determination thereof is made, any lease or cost of software capitalized on the balance sheet of such Person in accordance with GAAP.

         "Capitalized Software Obligations" shall mean, for any Person at the time any determination thereof is made, the amount of the obligations of such Person in respect of Capitalized Software on the balance sheet of such Person in accordance with GAAP.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

         "Company" shall mean Servicer or SPV.

         "Companies" shall mean Servicer and SPV.

         "Consolidated EBITDA" shall mean, for Parent and its Subsidiaries for any period (determined on a consolidated basis in accordance with GAAP), an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income for such period,
(i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges, including without limitation, non-cash charges incurred in connection with the issuance by Parent of warrants and non-cash charges incurred in connection with any write-off by Parent or any

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Subsidiary of Parent of research and development costs provided that such charges were the result of a non-cash transaction. For the purpose of determining the Covenants set forth in Sections 7.9(d), (e), and (g) for any period, Consolidated EBITDA shall be calculated for such period after giving pro forma effect to any merger with or acquisition of all or substantially all of the assets of capital stock of any Person permitted under Section 7.7 (a "Permitted Acquisition") consummated during such period and any Indebtedness incurred, assumed or refinanced in connection therewith, as if such Permitted Acquisition occurred and such Indebtedness had been incurred, assumed or refinanced on the first day of such period.

         "Consolidated EBITDAR" shall mean, for Parent and its Subsidiaries for any period (determined on a consolidated basis in accordance with GAAP), an amount equal to the sum of (a) Consolidated EBITDA for such period, plus (b) Consolidated Rent for such period.

         "Consolidated Intangible Assets" shall mean, as to Parent and its Subsidiaries as of any date, the aggregate amount of all assets that would be classified as intangible assets on a consolidated balance sheet of Parent prepared in accordance with GAAP.

         "Consolidated Interest Expense" shall mean, for Parent and its Subsidiaries for any period (determined on a consolidated basis in accordance with GAAP), the sum of (a) all interest in respect of Indebtedness of Parent and its Subsidiaries (including without limitation the interest component of any payments in respect of (i) Capital Lease Obligations and (ii) Capitalized Software Obligations) capitalized or accrued during such period (whether or not actually paid during such period)), plus (b) the net amount payable (or minus the net amount receivable) under Swap Contracts during such period (whether or not actually paid or received during such period).

         "Consolidated Net Debt" shall mean as of any date of determination, all Indebtedness of Parent and it Subsidiaries on a consolidated basis, less all cash, cash equivalents and marketable securities of Parent and its Subsidiaries (excluding all Subscriber Funds and all such assets owned by SPV).

         "Consolidated Net Income" shall mean, for any period, the net income (or loss) of Parent and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP), but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of Parent or any Subsidiary of Parent in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any Subsidiary of Parent or the date that such Person's assets are acquired by Parent or any Subsidiary of Parent.

         "Consolidated Rent" shall mean, for Parent and its Subsidiaries for any period (determined on a consolidated basis in accordance with GAAP), the aggregate amount of all fixed and contingent payments with respect to all leases of real and personal property (excluding payments on Capital Lease Obligations).

         "Consolidated Tangible Net Worth" shall mean, for Parent and its Subsidiaries as of any date, the excess if any, of Assets over Liabilities, as the same would be reflected in the consolidated financial statements of Parent as of such date prepared in accordance with GAAP, less the book value of all Consolidated Intangible Assets.

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         "Control" shall mean the power, directly or indirectly, either to (i)
vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling", "Controlled by", and "under common Control with" have meanings correlative thereto.

         "Control Agreement" shall mean any control agreement executed by SPV or Servicer, as the case requires, Bank and (a) any Securities Intermediary maintaining a Securities Account in the name of, or for the benefit of, SPV or Servicer, as applicable, in form and substance satisfactory to Bank, pursuant to which such Securities Intermediary has been instructed and agrees to follow all orders or instructions of Bank with respect to the Securities Account and any security, security entitlement, financial assets or other assets maintained in such Securities Account, or (b) any financial institution at which SPV or Servicer maintains a Deposit Account, in form and substance satisfactory to Bank, pursuant to which such financial institution has been instructed and agrees to follow all orders or instructions of Bank with respect to such Deposit Account or any funds on deposit therein, as such control agreement may be amended, modified, supplemented or replaced from time to time.

         "Covenants" shall mean the covenants set forth in Article VII.

         "CRC" shall have the meaning set forth in Section 7.18.

         "Crime Insurance Policy" shall have the meaning set forth in Section
         7.1.

         "Custodian" shall have the meaning set forth in Section 2.2(a).

         "Custody Account" shall have the meaning set forth in Section 2.2(a).

         "Custody Agreement" shall have the meaning set forth in Section 2.2(a).

         "Daily Contact Person" means each person Bank has designated to serve as SPV's Client Manager, Group Portfolio Manager, Treasury Management Services Manager, Operations Manager and Risk Administrator, or their replacements in such capacity.

         "DDA" shall have the meaning set forth in Section 2.1 (a).

         "Debt" shall mean, collectively, (a) all Indebtedness and other liabilities and obligations incurred by Servicer or SPV to Bank under this Agreement or any other Transaction Document; (b) each extension, renewal or refinancing thereof in whole or in part; (c) any Fees payable to Bank or an Affiliate of Bank by SPV or Servicer hereunder or under any other Transaction Document or in connection with any Service; (d) every other liability and obligation, now or hereafter owing to Bank or any Affiliate of Bank by Servicer or SPV, and includes, without limitation, every liability and obligation, whether owing by only Servicer or SPV or by Servicer or SPV with one or more others in a several, joint, or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Bank (or any Affiliate thereof) or acquired by Bank (or any Affiliate thereof) by purchase,

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pledge or otherwise and whether participated to or from Bank (or any Affiliate thereof) in whole or in part; and (e) all Related Expenses.

         "Default" shall mean any event or condition, which with the passage of time or giving of notice or both would constitute an Event of Default.

         "Default Rate" shall mean a rate per annum equal to two percent (2.00%) in excess of the Prime Rate.

         "Deposit Account" shall mean (a) any demand, time, savings, passbook, or like account maintained with a bank, savings and loan association, credit union, or like organization and (b) any "deposit account" as defined in Article 9 of the UCC.

         "Electronic Commerce Services Division" shall mean any division of Servicer's businesses which provides or supports services related to any electronic commerce transactions or services, including, without limitation, the Business and servicer's bill presentment business.

         "E-Pay" shall mean the VISA electronic processing, clearing and settlement system.

         "E-Pay Business Day" shall mean the hours during a twenty-four hour period occurring on one or more Business Days during which VISA accepts and processes E-Pay Transmissions; and except as otherwise provided in this Agreement events occurring after such time shall be deemed to occur on the next E-Pay Business Day.

         "E-Pay Fees" shall have the meaning set forth in Section 5.2(b).

         "E-Pay Rules" shall have the meaning set forth in Section 5.3(b).

         "E-Pay Service Agreements" shall have the meaning set forth in Section 5.7.

         "E-Pay Services" shall mean the provision by Bank to SPV or Servicer, on behalf of SPV, through use of the BIN Number, of access, pursuant to the terms of this Agreement, to the E-Pay processing, clearing, and settlement capability offered by VISA. "E-Pay Services" shall also include any other services defined as "E-Pay Services" in any schedule to this Agreement signed by the parties and expressly referencing this Agreement and the inclusion of such services as part of the E-Pay Services.

         "E-Pay Transaction" shall mean any transaction initiated by SPV, or Servicer on behalf of SPV, or for which SPV is responsible under the provisions of this Agreement, using Bank's BIN number to be cleared and settled through E-Pay to credit Deposit Accounts of Merchants or the reversal of such prior credit "E-Pay Transactions" on behalf of SPV or Servicer.

         "E-Pay Transmission" shall have the meaning set forth in Section 5.3(b)

         "Event of Default" shall mean an event or condition that constitutes an Event of Default as described in Article IX hereof.

         "Fed ACH Business Day" shall mean a day on which the Federal Reserve Bank is providing ACH and wire transfer services and (i) for Monday through Thursday, the hours of 3:00 a.m. (Eastern time) on any Business Day until 2:59 a.m. (Eastern time) on the following

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Business Day; for Friday the hours of 3:00 a.m. (Eastern time) until 11:00 p.m.
(Eastern time) and (iii) for Sunday the hours of 5:30 p.m. (Eastern time) until 2:59 a.m. (Eastern time) on the following Business Day, and except as otherwise provided in this Agreement events occurring after such times shall be deemed to occur on the next Fed ACH Business Day.

         "Federal Reserve Bank" shall mean the Federal Reserve Bank of Atlanta.

         "Financial Officer" shall mean, with respect to any Person, any of the following officers: chief executive officer, president, chief financial officer or treasurer.

         "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Parent, Servicer and SPV.

         "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

         "ICA Number" shall have the meaning set forth in Section 5.2(a).

         "Immediate Fair Market Value" shall mean an amount equal to the sum of cash and cash equivalents maintained in the Accounts and the price that would be received based upon the immediate sale or liquidation of securities and other assets in the Accounts as determined by Bank using recognized quotation services.

         "Indebtedness" shall mean, for any Person, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person upon which interest is customarily paid, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (v) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person,
(vi) all Capital Lease Obligations of such Person, (vii) all obligations, contingent or otherwise, of such Person in respect of letters of credit,

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bankers' acceptances or similar extensions of credit, (viii) all Guarantees by such Person of Indebtedness of a third party, (ix) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (xi) the Attributable Indebtedness of Synthetic Leases and Securitization Transactions of such Person and (xii) the Swap Termination Value under any Swap Contract of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For avoidance of doubt, "Indebtedness" shall not include obligations to make payments of Subscriber Funds to Merchants.

         "Initial Term" shall have the meaning set forth in Section 11.4(h).

         "Instruction Letter" shall mean any instruction letter executed by SPV and an Investment Advisor, substantially in the form of Exhibit H attached hereto, pursuant to which an Investment Advisor has been instructed and agrees to follow all orders or instructions given by Bank with respect to any Investments or SPV Investments without consent of SPV.

         "Investments" shall have the meaning set forth in Section 2.2(a).

         "Investment Advisor" shall have the meaning set forth in Section
         2.2(a).

         "Investment Policy" shall have the meaning set forth in Section 7.9(c).

         "Investment Services Division" shall mean the division of Servicer's business which provides or supports a range of investment portfolio management services to financial institutions, including broker dealers, money managers and investment advisors.

         "Issued but Not Cleared Checks" means checks drawn on SPV's controlled disbursement Deposit Accounts listed on Schedule 8.5 for payment to Merchants that have not yet settled through such Deposit Accounts and upon the settlement of which, funds will be paid from the DDA.

         "KeyBank" shall mean KeyBank National Association, a national banking association.

         "Liabilities" shall mean, as to any Person at any time, the aggregate amount of all liabilities of every kind and nature which would be classified as liabilities on a balance sheet of such Person as of such date, prepared in accordance with GAAP, including without limitation deferred income taxes and Capital Lease Obligations, if any.

         "Lien" shall mean any mortgage, security interest, lien, charge, encumbrance on, hypothecation, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property (real or personal) or asset.

         "Litigation" shall mean any arbitration, lawsuit or criminal prosecution filed in a court of law, or other appropriate forum pursuant to the rules of an applicable arbitration association.

         "MasterCard" shall mean MasterCard International Incorporated, a Delaware corporation.

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         "MasterCard RPPS Service Agreements" shall mean collectively, that certain RPPS Sponsorship Agreement between Bank and MasterCard, that certain Remote Payment and Presentment Service Agreement between MasterCard and Bank, that certain Sponsee Agreement between Bank, MasterCard and SPV, and any other documents executed by Bank or SPV in connection therewith.

         "Master Repurchase Agreement" shall mean that certain Master Repurchase Agreement dated as of May 1, 2003, between Bank or an Affiliate of Bank and SPV, as may be amended, modified, supplemented or replaced from time to time.

         "Material Adverse Change" shall mean any change, effect, or circumstance that is materially adverse to the business, assets, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of (i) SPV, (ii) if applicable to Servicer, of Servicer and SPV, taken as a whole, or (iii) if applicable to Parent, of Parent and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" shall mean a material adverse effect has occurred or is threatened in the business, assets, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of (i) SPV, (ii) if applicable to Servicer, of Servicer and SPV, taken as a whole, or
(iii) if applicable to Parent, of Parent and its Subsidiaries, taken as a whole.

         "Merchants" shall mean individual and business merchants that SPV is authorized and directed to pay by any Subscriber, and any financial institutions to which Subscriber Funds are transferred in order to effect payments to such individual and business merchants.

         "Minimum Required Balance" shall have the meaning set forth in Section
2.1 (b).

         "Monthly Contact Person" means each person Bank has designated to serve as SPV's Client Manager, Group Portfolio Manager, Treasury Management Services Manager and Operations Manager, or their replacements in such capacity.

         "Monthly Reporting Person" means Keven Madsen or his replacement in his capacity as Treasurer of SPV.

         "NACHA Rules" shall have the meaning set forth in Section 4.3.

         "Obligation" shall mean any Debt or other obligation due to Bank or any Affiliate of Bank from Servicer or SPV.

         "Obligor" shall mean a Person whose credit or any of whose property is pledged to the payment of a Debt.

         "Other Payment Obligations" means all other obligations of SPV related to any Subscriber Funds other than those that are accounted for as Unsettled ACH Credits, Unsettled RPPS Credits, Unsettled E-Pay Credits, Issued but Not Cleared Checks or Unsettled ACH Returns.

         "Overdraft Advance" shall have the meaning set forth in Section 3.1.

         "Overdraft Commitment" shall have the meaning set forth in Section 3.7.

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         "Overdraft Default" shall have the meaning set forth in Section 9.1(a).

         "Overdraft Facility" shall have the meaning set forth in Section 3.1.

         "Overnight Accounts" shall have the meaning set forth in Section 2.2
         (a).

         "Overnight Overdraft" shall have the meaning set forth in Section
         3.3(b).

         "Overnight Repurchases" shall have the meaning set forth in Section 2.2
         (a).

         "Parent" shall mean CheckFree Corporation, a Delaware corporation.

         "Permitted Investment" shall mean (i) any purchase of any stocks, bonds, notes, debentures or other securities or investments in accordance with Servicer's investment policy as provided to Bank and in effect on the date hereof, (ii) any capital contribution by Servicer in SPV, (iii) any purchase by Servicer of the capital stock of any Person permitted under Section 7.7 and (iv) any advances, loans, extension of credits, or capital contributions by Servicer to or investments by Servicer in any Person or the purchases of any stocks, bonds, notes, debentures, or other securities of any Person other than as permitted under clauses (i), (ii) and (iii), which individually or in the aggregate do not exceed $25,000,000, so long as at the time of any such advance, loan, extension of credit, capital contribution, investment or purchase, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

         "Permitted Lien" shall mean:

         (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

         (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

         (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; and

         (iv) as to Servicer only, other Liens on any assets which are used solely in connection with and are a part of Servicer's Investment Services or Software Divisions.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

         "Prime Rate" shall mean the interest rate established from time to time by Bank as Bank's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

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         "Purchase Money Debt" shall mean (i) Indebtedness of Servicer
(including without limitation a Capital Lease) that is incurred to finance part or all of (but not more than) the purchase price of equipment, goods or fixtures purchased by Servicer in the ordinary course of business, within 30 days of such purchase, and (ii) any Indebtedness that constitutes a renewal, extension or refunding of, but not an increase in the principal amount of Purchase Money Debt that is so under clause (i).

         "Related Expenses" shall mean any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys' fees, legal expenses, judgments, suits, and disbursements) (a) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank to (i) obtain, preserve, perfect, or enforce any security interest evidenced by this Agreement or any other Transaction Document; (ii) obtain payment, performance, and observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess, and dispose of any of the collateral securing the Obligations or any thereof, including, without limitation, costs and expenses for appraisals, assessments, and audits of Servicer and SPV or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the Default Rate, (c) incurred by Bank in connection with any audit of SPV or Servicer by Bank following the occurrence of any Level Two, Level Three or Level Four Event of Default, or (d) otherwise incurred by Bank in the negotiation, preparation, execution and administration of (i) this Agreement and the other Transaction Documents (other than the routine day-to-day administration conducted by the Bank in connection with the Services), (ii) any amendments hereto or thereto and (iii) any waivers hereof or thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated); provided, however, that the Related Expenses associated with the negotiation, preparation and execution of this Agreement and the Transaction Documents shall not exceed $110,000.00.

         "Returns Account" shall mean an account receivable arising from SPV corporate funds being loaned by Bastogne to the DDA for purposes of covering Uncollected ACH Debits.

         "Returns Period" shall have the meaning set forth in Section 11.5(b).

         "RPPS" shall mean MasterCard's remote payment processing, clearing and settlement system.

         "RPPS Business Day" shall mean the hours during any twenty-four hour period occurring on one or more Business Days during which RPPS accepts and processes RPPS Transmissions, and except as otherwise provided in this Agreement events occurring after such time shall be deemed to occur on the next RPPS Business Day.

         "RPPS Fees" shall have the meaning set forth in Section 5.2(b).

         "RPPS Rules" shall have the meaning set forth in Section 5.3(a).

         "RPPS Services" shall mean the provision by Bank to SPV, or Servicer on behalf of SPV, through the use of the ICA Number, of access, pursuant to the terms of this Agreement, to the RPPS processing, clearing, and settlement capability offered by MasterCard. "RPPS Services" shall also include any other services defined as "RPPS Services" in any schedule to this

Agreement signed by the parties and expressly referencing this Agreement and the inclusion of such services as part of the RPPS Services.

         "RPPS Transaction" shall mean any transaction initiated by SPV, or Servicer on behalf of SPV, or for which SPV is responsible under the provisions of this Agreement, using Bank's ICA number to be cleared and settled through RPPS to credit Deposit Accounts of certain Merchants or the reversal of such prior credit "RPPS Transactions" on behalf of SPV or Servicer.

         "RPPS Transmission" shall have the meaning set forth in Section 5.3(a).

         "SAS70" shall have the meaning set forth in Section 7.3(d).

         "Securities Account" shall mean an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset, including without limitation, the Overnight Accounts and the Custody Accounts.

         "Securities Intermediary" shall have the meaning given such term in the Uniform Commercial Code ("UCC"), as adopted in the State of Georgia and as in effect on the date of this Agreement or following the date of this Agreement, including without limitation, each Securities Intermediary with which an Overnight Account or a Custody Account is maintained.

         "Securitization Transaction" shall mean with respect to any Person any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person which shall issue notes, trust certificates or other instruments or securities or evidence of indebtedness to be repaid from collections with respect to such accounts, payments, receivables and rights.

         "Security Agreement" shall mean that certain Security Agreement executed on or about the date hereof by SPV in favor of Bank, substantially in the form of Exhibit I attached hereto, as it may be amended, restated or otherwise modified from time to time.

         "Security Procedures" shall mean the security procedures required under
Section 7.11 or any other security procedures required by Bank in connection with an audit under Section 7.3(f).

         "Servicer Guaranty" shall mean that certain Servicer Guaranty Agreement executed on or about the date hereof by Servicer in favor of Bank, substantially in the form of Exhibit J attached hereto, as it may be amended, restated or otherwise modified from time to time.

         "Servicer Pledge Agreement" shall mean that certain Servicer Pledge Agreement executed on or about the date hereof by Servicer in favor of Bank, substantially in the form of Exhibit K, attached hereto, as it may be amended, restated or otherwise modified from time to time.

         "Servicer Security Agreement" shall mean that certain Servicer Security Agreement executed on or about the date hereof by Servicer in favor of Bank, substantially in the form of Exhibit L attached hereto, as it may be amended, restated or otherwise modified from time to time.

         "Services" shall mean (i) the ACH Services, (ii) the RPPS Services,
(iii) the E-Pay Services, (iv) the Overdraft Facility, (v) balance reporting, wire transfer and other treasury management services provided by Bank to SPV in connection with the DDA, pursuant to the applicable cash management or treasury management service agreements between Bank and SPV, (vi) any custody or investment services related to Subscriber Funds, Overnight Repurchases and Investments provided by Bank or an Affiliate of Bank pursuant to the applicable Custody Agreement, Business Sweep Services Agreement, Master Repurchase Agreement or investment services agreement between SPV and Bank or such Affiliate of Bank, and (vii) any other services defined as "Services" in any schedule to this Agreement signed by the parties and expressly referencing this Agreement and the inclusion of such services as part of the Services.

         "Servicing Agreement" shall mean that certain Servicing Agreement dated as of August 5, 2003 between SPV and Servicer pursuant to which Servicer acts as the SPV Servicer.

         "Software Division" shall mean the division of Servicer's business which provides software, and the maintenance, support and professional services related thereto, to large financial service providers and other companies, excluding any software or services related to or used in connection with the Business or the Electronic Commerce Services Division.

         "SPV Custody Account" shall have the meaning set forth in Section 2.3.

         "SPV Deposit Account" shall have the meaning set forth in Section 2.3.

         "SPV Funds" shall have the meaning set forth in Section 2.3.

         "SPV Investments" shall have the meaning set forth in Section 2.3.

         "SPV Net Worth" shall mean, with respect to SPV, as of any date, the excess if any, of Assets over Liabilities, as the same would be reflected in the financial statements of SPV as of such date prepared in accordance with GAAP.

         "SPV Servicer" means the entity that conducts, pursuant to the Servicing Agreement, the services for SPV necessary for SPV to fulfill its primary purpose of offering collection and disbursement services for Subscriber Funds and other services in connection with the Business.

         "Subscriber Funds" shall have the meaning set forth in Section 2.1(a).

         "Subscribers" shall mean the individual consumers and businesses who have contracted with Servicer, or a financial institution, Merchant or other service provider which has contracted with Servicer, for the bill payment services of Servicer.

         "Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

         "SunTrust Funds Transfer Agreement" shall have the meaning set forth in the definition of Transaction Documents in this Article I.

         "Swap Contract" (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

         "Synthetic Leases" shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

         "Transaction Documents" shall mean this Agreement, the Security Agreement, the Servicer Guaranty, the Servicer Security Agreement, the Servicer Pledge Agreement, each Control Agreement executed by SPV in connection with the Overnight Accounts, any Custody Account and any other Investments, each Instruction Letter, the ACH Monitoring Agreement, each Custody Agreement, the Business Sweep Services Agreement and the Master Repurchase Agreement related to the DDA, any other security agreement, pledge agreement or financing statement delivered in connection with the Agreement, any of Bank's other cash management or treasury management service agreements entered into between Bank and SPV or Servicer in connection with the Accounts, including without limitation the SunTrust Funds Transfer Agreement between SunTrust and SPV (the "SunTrust Funds Transfer Agreement"), Online Treasury Manager Access Agreement, and Bank's Rules and Regulations for Commercial Deposit Accounts, any investment services agreement of Bank or any Affiliate of the Bank related to the Investments or Subscriber Funds, or any other agreement or document executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

         "Transition" shall have the meaning given such term in Section 11.5(a).

         "Transition Completion Date" shall have the meaning set forth in
Section 11.5(a).

         "Transit Numbers" shall have the meaning set forth in Section 4.2(a).

         "Uncollected ACH Debit" means an ACH debit entry which is returned or otherwise fails to settle by the earlier of (a) the date on which the second attempt of such ACH debit with the receiver of such ACH debit is returned or otherwise fails to settle or (b) the third (3rd) Business Day from the initial transmission of such ACH debit entry.

         "Unsettled ACH Credits" means any credit entries that (i) have been sent by SPV, or Servicer on behalf of SPV, or for which SPV is responsible under the provisions of this Agreement, to the Federal Reserve Bank using the Transit Numbers, (ii) have not yet been settled by the Federal Reserve Bank, and (iii) will result in the payment of funds to the Federal Reserve Bank from the DDA upon settlement.

         "Unsettled ACH Debits" means any debit entries originated by SPV, or Servicer on behalf of SPV, using the Transit Numbers for the purpose of collecting funds from Subscribers that (i) either (A) have been sent and have not yet been settled by the Federal Reserve Bank, or (B) are scheduled to be sent within four (4) Business Days and correspond to Issued but Not Cleared Checks, and (ii) will result in funds being received from the Federal Reserve Bank for deposit to the DDA upon settlement.

         "Unsettled ACH Returns" means any ACH return, reversing or adjustment entries originated by a receiver of a prior ACH debit entry debited against such receiver's Deposit Account and credited to the DDA which will has not settled in the DDA and will result in the payment of funds from the DDA.

         "Unsettled E-Pay Credits" means any credit entries (i) that have been sent by SPV or Servicer, on behalf of SPV, or for which SPV is responsible under the provisions of this Agreement, to VISA using the BIN number, (ii) have not yet been settled by VISA, and (iii) will result in the payment of funds to VISA from the DDA upon settlement.

         "Unsettled RPPS Credits" means credit files that (i) have been sent by SPV or SPV Servicer, on behalf of SPV, or for which SPV is responsible under the provisions of this Agreement, to MasterCard using the ICA Number, (ii) have not yet been settled by MasterCard, and (iii) will result in the payment of funds to MasterCard from the DDA upon settlement.

         "VISA" shall mean Visa U.S.A. Inc., the owner and manager of the E-Pay payment and settlement system utilized by Servicer and SPV for the crediting of funds to certain Merchants.

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Each term defined in the singular in this Agreement shall have the same meaning when used in the plural and each term defined in the plural in this Agreement shall have the same meaning when used in the singular. Except as otherwise defined in this Agreement, or unless the context otherwise requires, each accounting term that is used in this Agreement and that is defined by GAAP shall, for purposes of this Agreement and the other Transaction Documents, be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the such Company's independent public accountants) with past practice; provided, that if SPV notifies the Bank that such Company wishes to amend any covenant in Section 7.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies SPV that Bank wishes to amend Section 7.9 for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to SPV and the Bank.

                    ARTICLE II. DEPOSIT ACCOUNT; INVESTMENTS

         SECTION 2.1 SUBSCRIBER FUNDS DEPOSIT ACCOUNT.

         (a) SPV shall maintain at Bank, and subject to the terms of this Agreement, Bank shall provide SPV a demand Deposit Account, and one or more zero balance deposit accounts tied to and used in connection with such demand Deposit Account which Bank may provide from time to time, solely for use in connection with the Business to collect funds from Subscribers and to disburse funds to Merchants and make other payments permitted herein (collectively, the "DDA"). Except for the funds deposited into the account set forth in Section 2.4 below, all funds collected from Subscribers ("Subscriber Funds") shall be deposited into the DDA or such other Deposit Account set forth on Schedule 8.5 and which is subject to a standing transfer order transferring all Subscriber Funds to the DDA on a daily basis. SPV agrees that only Subscriber Funds or proceeds from the sale of Investments purchased with Subscriber Funds will be deposited into the DDA.

         (b) SPV shall maintain at the close of each Business Day a minimum balance of collected and available funds in the DDA equal to [*] (the "Minimum Required Balance").

         (c) Transfers from the DDA may only be made (i) to Merchant Deposit Accounts pursuant to ACH Transmissions, RPPS Transmissions and E-Pay Transmissions, (ii) by repetitive wire transfer to one of the Deposit Accounts listed on Schedule 2.1 hereto in accordance with the terms of the SunTrust Funds Transfer Agreement, (iii) to a Custody Account, (iv) to transfer earnings on Investments to an SPV Deposit Account, or (v) by non-repetitive wire transfer in amounts less than or equal to $10,000 in accordance with the SunTrust Funds Transfer Agreement. Any non-repetitive wire transfers in excess of $10,000 (each an "Exception Wire"), must be approved by Bank. Upon submission to an authorized representative designated by Bank, at the facsimile number designated for such authorized representative, of a request and transfer instructions for an Exception Wire by SPV, together with a description of the reason for such Exception Wire and the documentation required by Bank for Bank to make a decision to approve such request (the reason, the transfer instructions, and the required documentation shall hereinafter be the "Exception Wire Documentation"), Bank shall use reasonable efforts to make a determination of whether to approve or reject an Exception Wire, and if approved, to initiate such Exception Wire within 2 hours of receipt of the Exception Wire Documentation, such initiation of an Exception Wire subject to the terms of the SunTrust Funds Transfer Agreement. If Bank fails to notify SPV of the rejection of an Exception Wire within 2 hours of its receipt of the Exception Wire Documentation, then such Exception Wire shall be deemed approved by the Bank and shall thereafter be promptly initiated, subject to the terms of the SunTrust Funds Transfer Agreement, unless Bank otherwise notifies SPV of a delay in approving an Exception Wire. Nothing contained herein shall result in the Bank having any responsibility or liability with respect to any request for an Exception Wire that Bank determines in good faith to reject. Bank may reject any wire transfer request from the DDA not permitted hereunder and shall have no liability for failing to do so. Bank agrees, at its expense to retain and maintain, during the term of this Agreement, personnel for whom one of their primary responsibilities is to administer the process for approving Exception Wires.

         SECTION 2.2 INVESTMENTS.

         (a) Pursuant to the terms of the Business Sweep Services Agreement and the Master Repurchase Agreement, the Minimum Required Balance, plus any additional funds in the DDA determined by SPV, less a target balance of $1,000,000 of collected and available funds in the DDA after such investment (the "Target Balance"), will be invested by Bank on an overnight basis in repurchase obligations ("Overnight Repurchases"). Prior to the time Subscriber Funds are actually needed to make payments to Merchants, SPV may purchase investments with the funds in the DDA in excess of the Minimum Required Balance as permitted under the Investment Policy (the "Investments") (i) on an overnight basis in certain investment funds or such other overnight investment vehicles permitted under the Investment Policy maintained in a Securities Account with Federated Shareholder Services Company, Goldman Sachs & Co. or such other Securities Intermediary satisfactory to Bank, (the "Overnight Accounts"), or
(ii) in longer term Investments permitted under the Investment Policy through various investment advisors satisfactory to Bank (each an "Investment Advisor"). All Investments, other than Investments maintained in the Overnight Accounts, will be maintained in one or more custody accounts established with Bank or an Affiliate of Bank (each a "Custody Account") under a custody agreement in form and substance satisfactory to Bank (each a "Custody Agreement"), between SPV and Bank or such Affiliate (each a "Custodian"). Pursuant to the contractual relationship between each Investment Advisor and SPV, the Investment Advisors will only be permitted to invest Subscriber Funds in repurchase obligations, government securities and other Investments permitted under the Investment Policy. Prior to maintaining or trading any Investments with any Securities Intermediary or Investment Advisor, SPV shall cause such Securities Intermediary to execute a Control Agreement and such Investment Advisor to execute an Instruction Letter, each in form and substance satisfactory to Bank, granting Bank control over the Investments, and pursuant to which such Securities Intermediary or Investment Advisor agrees to follow all instructions given by Bank with respect to any Investments without SPV's consent upon certification by Bank to such Securities Intermediary or Investment Advisor that a Level Two, Level Three or Level Four Event of Default has occurred. The Investments may be liquidated by Bank to fund any Overdraft Advances outstanding at the end of a Business Day in accordance with the terms of this Agreement. All proceeds from the liquidation of any Investment must be deposited directly into the DDA unless otherwise directed by Bank. SPV shall be permitted to withdraw the income and earnings on the Investments, which shall be placed in one or more SPV Deposit Accounts or SPV Custody Accounts.

         (b) All of the Subscriber Funds received by SPV, whether held in the DDA, Overnight Repurchases, the Overnight Accounts, a Custody Account or in any other Investments, have been received and are being maintained by SPV for the purpose of satisfying the obligations to make payments to Merchants as directed by the Subscribers. SPV will not use any Subscriber Funds for any purpose other than to make payments to Merchants as directed, to purchase Investments permitted hereunder, or to pay Bank for either an Overdraft Advance or fund any transfers from the DDA permitted hereunder, other than any interest, fees, or service charges imposed by Bank in connection with the Services.

         SECTION 2.3 SPV ACCOUNTS AND INVESTMENTS. SPV shall maintain all funds of SPV not consisting of Subscriber Funds ("SPV Funds") and all investments of SPV Funds ("SPV Investments") in Deposit Accounts with Bank (each a "SPV Deposit Account") or in a custody account with Bank or an affiliate of Bank under a custody agreement, in form and substance satisfactory to Bank (each a "SPV Custody Account"). Prior to maintaining or trading any income or earnings on the Investments or other SPV Funds with any Securities Intermediary or Investment Advisor, SPV shall cause such Securities Intermediary to execute a Control Agreement and such Investment Advisor to execute an Instruction Letter, each in form and substance satisfactory to Bank, granting Bank control over the SPV Investments, and pursuant to which such Securities Intermediary or Investment Advisor agrees to follow all instructions given by Bank with respect to such without SPV's consent upon certification by Bank to the Securities Intermediary that a Level Two, Level Three or Level Four Event of Default has occurred.

         SECTION 2.4 RETURNS ACCOUNT. SPV may maintain, subject to the requirements in this Section 2.4, a demand Deposit Account at KeyBank for the sole purpose of depositing, on a daily basis, those checks received from Merchants in the process of effecting a return of Subscriber Funds to a Subscriber. Such Deposit Account shall be subject to and governed by a Control Agreement and all available funds in such Deposit Account will be swept on a daily basis into the DDA or such other account as directed by Bank pursuant to a daily standing transfer order.

                         ARTICLE III. OVERDRAFT FACILITY

         SECTION 3.1 ADVANCEMENT OF FUNDS. Subject to the terms and conditions of this Agreement, Bank shall from time to time make advances to SPV to fund daylight overdrafts which may occur in the DDA in an aggregate principal amount at any time outstanding not to exceed the Overdraft Commitment (the "Overdraft Facility"). Each debit to the DDA which creates an overdraft in the DDA and is funded by Bank, shall be deemed an "Overdraft Advance" hereunder. The obligation of SPV to repay any Overdraft Advances funded under this Agreement shall be evidenced by Bank's records, and such records shall be prima facie evidence of the existence and amount of such Obligations.

         SECTION 3.2 OBLIGATIONS OF SPV. Without derogating or detracting in any respect from the obligations of SPV and Servicer to Bank arising hereunder or under any other agreement, SPV, shall:

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         (a)      Repay all Overdraft Advances by the end of each Business Day;
and

         (b) Ensure that at all times (i) all of the Business Assets of SPV, including but not limited to the sum of [*] shall equal or exceed (ii) all of the Business Liabilities of SPV, including but not limited to the sum of [*].

         SECTION 3.3 RIGHTS OF BANK. In addition to, and not in lieu of any other rights or powers it may have under state or federal law, under the agreements it has established with respect to the Accounts or any Investments or otherwise, Bank shall have the right to take the following actions:

         (a) At any time Bank may monitor the position of the various Accounts to assure itself that there are sufficient funds available, either in the form of uninvested cash or Investments in the Accounts that may be readily liquidated, to cover any Overdraft Advances and satisfy all other Business Liabilities.

         (b) If SPV has failed to deposit a sufficient amount of collected and available funds, so that the balance of collateral and available funds in the DDA is positive by 12:00 p.m. (Eastern time) on the Business Day immediately following any Business Day on which an Overdraft Advance is outstanding at Bank's close of business (each an "Overnight Overdraft"), in addition to any other rights Bank may have, Bank may, without any prior notice to SPV or Servicer, (i) take possession and control of any or all of the Accounts or any other Investments, (ii) instruct any Securities Intermediary with which an Account is maintained or any Investment Advisor trading in any Account to transfer financial assets to Bank in satisfaction of or as collateral with respect to any Overdraft Advances and any Unsettled ACH Credits, Unsettled RPPS Credits, Unsettled E-Pay Credits or other debit against or transfer from the DDA, (iii) instruct any Securities Intermediary with which an Account is maintained or any Investment Advisor trading in any Account to sell or liquidate such financial assets in such manner as Bank deems appropriate and transfer funds to the DDA to satisfy any deficit in the DDA and in the amount of any Unsettled ACH Credits, Unsettled RPPS Credits, Unsettled E-Pay Credits or any other debit against or transfer from the DDA, or (iv) otherwise take such actions with respect to the Accounts or any cash or financial assets therein or any other Investments as it deems necessary and appropriate to cover any deficit in the DDA and any Unsettled ACH Credits, Unsettled RPPS Credits, Unsettled E-Pay Credits or any other debit against or transfer from the DDA. Bank agrees that if it decides to sell or liquidate financial assets it will sell those financial assets with shorter terms and settlement periods first and those financial assets with the longest terms and settlement periods last.

         (c) If by 4:30 p.m. (Eastern time) on any Business Day the balance of collected and available funds posted to the DDA is not equal to the Minimum Required Balance, or if any transfer from the DDA would reduce the balance of collected and available funds posted to the DDA below the Minimum Required Balance, the Bank may refuse to honor any transfer from the DDA during the remainder of such Business Day, other than a transfer to effect Overnight Repurchases.

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         SECTION 3.4 INTEREST. Interest shall accrue on the amount of each Overdraft Advance from the time such Overdraft Advance is made until repaid at a rate equal to the product of (i) the Base Percentage Rate in effect from time to time multiplied by (ii) the amount of the Overdraft Advance, multiplied by (iii) the quotient of the (a) the number of days an Overdraft Advance is outstanding (including any day an Overdraft Advance is outstanding on such day), divided by
(b) 360, multiplied by (iv) the quotient of (a) the number of hours the Overdraft Advance is outstanding on any day, divided by (b) 24. The SPV shall pay all accrued and unpaid interest monthly on the first Business Day of each calendar month immediately succeeding the month in which such interest accrues. All accrued interest must be paid in actual U.S. dollars and SPV may not use compensating balances in the DDA to offset such amounts.

         SECTION 3.5 POWER OF ATTORNEY. SPV hereby grants unto Bank, its officers, employees and agents, the right and power, in the name and stead of SPV, to take the actions described in Section 3.3 above and any other actions Bank is permitted to take under this Agreement or the other Transaction Documents, to the full extent as if SPV itself were taking such actions. With respect to any Securities Account in which Investments are maintained, the rights granted herein shall constitute rights to give entitlement orders or other instructions to a Securities Intermediary as an entitlement holder under
Section 8-506 of the UCC and are intended to constitute control under Section 8-106 of the UCC.

         SECTION 3.6 SATISFACTION OF OBLIGATIONS. Nothing contained in this Agreement shall allow Bank to use the assets of the Accounts to satisfy any obligation of SPV or Servicer to Bank other than the Obligations owed under this Agreement and the other Transaction Documents.

         SECTION 3.7 MAXIMUM ADVANCE Notwithstanding anything to the contrary contained herein or in any other document, Bank shall have no obligation to advance any funds to SPV in an amount greater than the lesser of (i) [*] or (ii) the sum of the aggregate Immediate Fair Market Value of cash and Investments in the Accounts (the "Overdraft Commitment"). If Bank, in its sole discretion, funds any Overdraft Advance which exceeds the Overdraft Commitment, such Overdraft Advance shall be part of the Obligations under this Agreement and shall be secured by any collateral now or hereafter pledged to secure the Obligations. The funding of any Overdraft Advance at any time in excess of the Overdraft Commitment shall be in Bank's sole discretion, and shall not constitute or be construed as an agreement by Bank to fund any Overdraft Advance in excess of the Overdraft Commitment at any time in the future.

                            ARTICLE IV. ACH FACILITY

         SECTION 4.1 ACH TRANSACTIONS. Subject to the terms and conditions of this Agreement and the ACH Monitoring Agreement, Bank shall facilitate the use by SPV of ACH Transactions as contemplated herein.

         SECTION 4.2 SERVICES, FEES AND CHARGES.

         (a) Bank will maintain for the sole use of SPV and Servicer, on behalf of SPV, and shall permit SPV and Servicer to use, the four Federal Reserve Bank transit routing numbers of

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Bank (the "Transit Numbers") listed on Exhibit B attached hereto, to clear and settle ACH credit and debit entries to Subscriber and Merchant Deposit Accounts originated and transmitted directly to the Federal Reserve Bank. The Transit Numbers will be used by SPV only to originate ACH Transmissions to Subscriber and Merchant Deposit Accounts in accordance with the terms of this Agreement. Subject to the terms of this Agreement and the ACH Monitoring Agreement, the Bank shall notify the Federal Reserve Bank to accept the ACH Transmissions submitted directly by SPV using the Transit Numbers.

         (b) SPV shall pay to Bank for the ACH Services such fees ("ACH Fees") as are specified in Exhibit A, attached hereto. SPV shall also pay to Bank any other fees, charges, expenses or penalties assessed by the Federal Reserve Bank from time to time for or in connection with the ACH Services and any ACH Transmission. Bank may increase the ACH Fees from time to time effective upon 180 days' prior written notice, or in the event of any increase in the fees, charges, expenses or penalties imposed or assessed by the Federal Reserve Bank, upon the effective date of such increase by the Federal Reserve Bank; provided, however, Bank may not increase the ACH Fees during the Initial Term of this Agreement, except as a result of any increase in the fees, charges, expenses or penalties charged by the Federal Reserve Bank, during the Initial Term of this Agreement. If the Bank increases the ACH Fees, other than as a result of an increase in the fees, charges, expenses or penalties imposed or assessed by the Federal Reserve Bank for or in connection with ACH Services, Servicer and SPV may terminate the ACH Service without penalty upon 90 days' prior written notice. SPV shall be liable for all charges or penalties assessed by NACHA for any violation of the NACHA Rules arising from SPV's acts or omissions or misconduct, including any breach of any representation in Section 8.19.

         SECTION 4.3 ACH TRANSMISSION. [*]

         SECTION 4.4 FILE LIMITS. SPV and Servicer acknowledge and agree that neither SPV nor Servicer, on behalf of SPV, shall originate any ACH Transmission which would cause (a) the aggregate total dollar amount of all ACH Transmissions of ACH credit entries originated on any Business Day to exceed the lesser of (i) as calculated by Bank, the product of (A) the average of the largest dollar amount of ACH credit entries originated on any Business

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Day in a month for each of the prior three months then ended (including ACH credit entries originated using the KeyBank routing and transit numbers to disburse Subscriber Funds to Merchants for purposes of calculating such average for the first five months ending after the Agreement Date), multiplied by (B) 1.3, effective thirty days after Bank receives from SPV such information for each of the prior three months, it being understood that this calculation shall be on a rolling three month basis, or (ii) as calculated by Bank, the sum of (A) the Immediate Fair Market Value of all cash and Investments in the Accounts at the time of such ACH Transmission, plus (B) the aggregate total dollar amount of all Unsettled ACH Debits (other than Uncollected ACH Debits) at the time of such ACH Transmission as reported by the Federal Reserve Bank, less (C) the aggregate total dollar amount of all Overdraft Advances outstanding at the time of such ACH Transmission, less (D) the aggregate total dollar amount of all RPPS and E-Pay Transmissions which have been originated on such Business Day at the time of such ACH Transmission, less (E) the amount of all Issued but Not Cleared Checks (the "Credit Cap"), or (b) the aggregate total dollar amount of all ACH Transmissions of ACH debit entries originated on any Business Day to exceed, as calculated by Bank, the product of (i) the average of the largest dollar amount of ACH debit entries originated on any Business Day in a month for each of the prior three months then ended (including ACH debit entries originated using the KeyBank routing and transit numbers to collect Subscriber Funds for purposes of calculating such average for the first five months ending after the Agreement
Date), multiplied by (ii) 1.3, effective thirty days after Bank receives from SPV such information for each of the prior three months, it being understood that this calculation shall be on a rolling three month basis (the "Debit Cap"). For purposes of calculating compliance with the Credit Cap and the Debit Cap, any ACH Transmission originated after the close of any Fed ACH Business Day on a Friday but before the start of the Fed ACH Business Day on the following Monday shall be included in the aggregate amount of credit entries and debit entries originated on the prior Fed ACH Business Day. Bank shall have no obligation to fund the payment of any ACH Transmission that causes the aggregate total dollar amount of ACH credit entries originated on any Banking Day to exceed the Credit Cap or the aggregate total dollar amount of ACH debit entries originated on any Banking Day to exceed the Debit Cap, and Bank may order the Federal Reserve Bank to reject any such ACH Transmission and shall have no liability for failing to do so.

         SECTION 4.5 USER ID AND SENDING POINT ID; FED CIRCUIT. [*]

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


         SECTION 4.6 REJECTION OF ENTRIES; CANCELLATIONS AND AMENDMENTS; REVERSAL ENTRIES.

         (a)      [*]

         (b)      [*]
                                       23

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         (c)      [*]

         (d) SPV and Servicer acknowledge that once SPV or Servicer has transmitted an ACH Transmission to the Federal Reserve Bank, that (i) neither SPV nor Servicer shall have any right or ability to, but may request that Bank request for the Federal Reserve Bank to, cancel or amend such ACH Transmission,
(ii) the Bank shall have no ability to cancel or amend such ACH Transmission, and (iii) neither Bank nor the Federal Reserve Bank shall have any obligation to cancel or amend or take any actions to cancel or amend such ACH Transmission.

         SECTION 4.7 COMPLIANCE. Bank, Servicer and SPV understand, acknowledge, and agree that this Agreement is subject to the ongoing approval of the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Federal Reserve Board, the Georgia Department of Banking and Finance or any other applicable government agency, including but not limited to the ability of Bank to retain multiple routing and transit numbers and to permit the SPV or Servicer to use the Bank's routing and transit number to originate ACH Transmissions directly with the Federal Reserve Bank. Should the Federal Reserve Bank or any other regulatory agency or state or federal court direct Bank to cease and desist such operations, refuse to continue to permit Bank to provide the ACH Services to SPV or Servicer, or change the method of operations involving the ACH Services, or should Bank's provision of the ACH Services or any part thereof be or become in violation of any court order, law, regulation, circular, or official interpretation or letter of a regulatory agency, then Bank will not be required to continue providing the affected ACH Services but will promptly notify SPV and Servicer that the services contemplated herein will be terminated. However, Bank will use good faith efforts to attempt to assist SPV and Servicer in determining if any alternative processing scenarios are available, and Bank reserves the right to negotiate the price and other terms with respect to any such alternative servicing arrangements that Bank may elect to provide. SPV and Servicer agree that they will fully comply with all applicable state and federal laws, regulations, and Federal Reserve Bank operating circulars, including but not limited to Federal Reserve Board Regulation E, Operating Circular No. 4 or other successor operating circular, and with the NACHA Rules, as such laws, regulations, operating letters, and NACHA Rules are amended from time to time, and SPV and Servicer acknowledge that such amendments may necessitate a change in Bank's pricing. Insofar as Bank's cooperation is necessary to enable SPV and Servicer to comply with the foregoing, Bank will reasonably cooperate with SPV and Servicer. In addition, Bank, SPV and Servicer agree that if the Federal Reserve Bank or NACHA Rules require any change in operations involving the processing of ACH Transmissions, SPV and Servicer will cooperate to comply with same.

         SECTION 4.8 OTHER ACH TERMS. Bank, Servicer or SPV may terminate its obligation to engage in all future ACH Transactions upon written notice to the other parties in the event any party is required to discontinue its participation in the Services based upon (i) a change in the rules, regulations, circulars or letters of any regulatory body, including the Federal Reserve Board, Federal Reserve Bank or other Reserve Bank, the NACHA Rules, or any laws governing or applicable to the Services that makes any party unable to continue to make ACH Transmissions or render any Services hereunder, or (ii) an order of a state or federal court or regulatory body having jurisdiction to require Bank, Servicer or SPV to terminate ACH Transmissions or any Services hereunder. Bank may declare a Level Two Event of Default if (i) the Federal Reserve Bank terminates the ACH Monitoring Agreement or (ii) a material default by the Federal Reserve Bank under the ACH Monitoring Agreement has occurred, and if Bank is unable to arrange, to its satisfaction, services for monitoring, tracking and reporting and suspending or rejecting ACH Transmissions within thirty days of the declaration of a Level Two Event of Default, Bank may terminate the ACH Services upon 150 days' prior written notice to SPV.

         SECTION 4.9 AUTHORIZED TRANSACTIONS; SECURITY PROCEDURES. SPV and Servicer acknowledge and agree that all ACH Transmissions originated using the Transit Numbers will be transmitted directly from SPV or Servicer to the Federal Reserve Bank, and Bank will not have any ability to, or responsibility for, verifying the authenticity or accuracy of any ACH Transmission. SPV and Servicer shall be solely responsible for limiting access to, and maintaining the security and confidentiality of, the system used to originate ACH Transmissions. Except for ACH entries originated solely as a result of the actions of any employees of Bank or an Affiliate of Bank, excluding any actions taken in good faith in accordance with instructions provided by any person Bank believes in good faith is an employee or representative of SPV or Servicer, SPV and Servicer agree to be bound by any ACH Transmission, whether or not unauthorized, originated using the Transit Numbers, and all ACH entries included in any ACH Transmission shall be deemed to be an authorized transaction of SPV. SPV shall be liable to Bank for the dollar amount of any ACH credit entry or any ACH debit entry which is later returned, included in any such ACH Transmission. Bank will not grant any other customer the right to use the Transit Numbers.

         SECTION 4.10 FRAUDULENT AND ERRONOUS ENTRIES. If Bank believes that any ACH Transmission contains a fraudulent, erroneous or otherwise unauthorized entry, upon notice by Bank, SPV and Servicer agree to take all actions reasonably necessary to determine whether such entry in such ACH Transmission was fraudulent, erroneous or otherwise unauthorized.

         SECTION 4.11 PAYMENT OF ENTRIES. SPV shall pay the Bank the amount of each ACH credit entry in any ACH Transmission on the date such ACH credit entry settles at the Bank's account with the Federal Reserve Bank. The Bank may immediately debit the DDA on such date for the amount of such ACH credit entries without any prior notice to SPV at such time as Bank may determine. Bank shall pay SPV the amount of each ACH debit entry in any ACH Transmission on the date such ACH debit entry settles at the Bank's account with the Federal Reserve Bank, at such time as is typical for the Bank under the circumstances in its ordinary course of business.

         SECTION 4.12 LIMITATION OF LIABILITY. Bank shall not be deemed an agent of and shall not be responsible for or have any liability for the acts of omissions of any third party, including without limitation the Federal Reserve Bank, other than an Affiliate of Bank. Bank shall have no liability for the Federal Reserve Bank's error in processing any ACH

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Transmission or any failure to process or delay in processing any ACH Transmission, unless the Federal Reserve Bank was acting in accordance with instructions given by Bank and such failure or delay did not result from the negligence or misconduct of the Federal Reserve Bank. SPV shall be solely responsible for the actions of any third party authorized to perform on its behalf under this Agreement.

                      ARTICLE V. RPPS AND E-PAY FACILITIES

         SECTION 5.1 RPPS AND E-PAY TRANSACTIONS. Subject to the terms and conditions of this Agreement and the MasterCard RPPS Service Agreements or VISA E-Pay Service Agreements, as the case requires, Bank shall facilitate the use by SPV and Servicer, on behalf of SPV, of RPPS and E-Pay Services as contemplated herein.

         SECTION 5.2 SERVICES, FEES, CHARGES AND VOLUME.

         (a)      [*]

         (b) SPV shall pay to Bank for the RPPS Services such fees ("RPPS Fees") as are specified in Exhibit C attached hereto, and immediately upon demand pay Bank or MasterCard for all other amounts of any kind owed to MasterCard in connection with SPV's or Servicer's use of RPPS, including without limitation, the amount of any RPPS Transmission, any charges, fees, expenses or penalties assessed against SPV or Bank by MasterCard for or in connection with any RPPS Transactions and any amounts owed under any other agreement between SPV and MasterCard. Similarly, SPV shall pay to Bank for the E-Pay Services such fees ("E-Pay Fees") as are specified in Exhibit G attached hereto, and immediately upon demand pay Bank or VISA for all other amounts of any kind owed to VISA for or in connection with the SPV's or Servicer's use of E-Pay, including without limitation, the amount of any E-Pay Transmission, any charges, fees, expenses or penalties assessed against SPV or Bank by VISA for or in connection with any E-Pay Transactions and any amounts owed under any other agreement between SPV and VISA. Bank may increase the RPPS Fees and/or the E-Pay Fees from time to time effective upon 180 day's prior written notice, or in the event of an increase in the fees, charges, expenses or penalties imposed or assessed by MasterCard or VISA, upon the effective date of such increase by

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

MasterCard or VISA; provided, however, Bank may not increase the RPPS Fees or E-Pay Fees during the Initial Term of this Agreement, except as a result of an increase in the fees, charges, expenses or penalties charged by MasterCard or VISA. If the Bank increases the RPPS Fees and/or the E-Pay Fees, other than as a result of an increase in the fees, charges, expenses or penalties imposed or assessed by MasterCard or Visa for or in connection with any RPPS Services or E-Pay Services, Servicer and SPV may terminate the RPPS Services or E-Pay Services, as the case requires, without penalty upon 90 day's prior written notice.

         (c) SPV and Servicer will not initiate any RPPS Transmission which would cause the aggregate total dollar amount of all RPPS Transmissions originated on any Business Day to exceed lesser of (i) [*], or (ii) as calculated by Bank, the sum of (a) the Immediate Fair Market Value of all Investments at the time of such RPPS Transmission, plus (b) the aggregate total dollar amount of all Unsettled ACH Debits (other than Uncollected ACH Debits) at the time of such RPPS Transmission as reported by the Federal Reserve Bank, less
(c) the aggregate total dollar amount of all Overdraft Advances outstanding at the time of such RPPS Transmission, less (d) the aggregate total dollar amount of all ACH credit entries and E-Pay Transmissions which have been originated on such Business Day at the time of such RPPS Transmission, less (e) the amount of all Issued but Not Cleared Checks (the "RPPS Transmission Limit"). Bank shall have no obligation to fund the payment of any RPPS Transmission that causes the aggregate total dollar amount of RPPS Transmissions originated on any Business Day to exceed the RPPS Transmission Limit, or if SPV or Servicer owes any additional amounts to MasterCard, other than normal service charges, fees and expenses, including penalties not in excess of $25,000, and may order MasterCard to reject such RPPS Transmission, but shall have no liability for failing to do so.

         (d) SPV and Servicer will not initiate any E-Pay Transmissions which would cause the aggregate total dollar amount of all E-Pay Transmissions originated on any Business Day to exceed the lesser of (i) [*], or (ii) as calculated by Bank, the sum of (a) the Immediate Fair Market Value of all Investments at the time of such E-Pay Transmission, plus (b) the aggregate total dollar amount of all Unsettled ACH Debits (other than Uncollected ACH Debits) at the time of such E-Pay Transmission as reported by the Federal Reserve Bank, less (c) the aggregate total dollar amount of all Overdraft Advances outstanding at the time of such E-Pay Transmission, less (d) the aggregate total dollar amount of all ACH credit entries and RPPS Transmissions which have been originated on such Business Day at the time of such E-Pay Transmission, less (e) the amount of all Issued but Not Cleared Checks (the "E-Pay Transmission Limit"). Bank shall have no obligation to fund the payment of any E-Pay Transmission that causes the aggregate total dollar amount of E-Pay Transmissions to exceed the E-Pay Transmission Limit, or if SPV or Servicer owes any additional amounts, other than normal service charges, fees and expenses, including penalties not in excess of $25,000, and may order VISA to reject any such E-Pay Transmission, but shall have no liability for failing to do so.

         SECTION 5.3 TRANSMISSION.

         (a)      [*]
                                       27

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         (b) [*]

         SECTION 5.4 REJECTION OF ENTRIES. SPV and Servicer agree that all RPPS Transmissions and E-Pay Transmissions are subject to and must comply with the RPPS Rules and E-PAY Rules, as the case requires, the risk limits, including the RPPS Transmission Limit or E-Pay Transmission Limit, as the case requires, the Security Procedures or other processing requirements or security procedures MasterCard or E-Pay, as the case requires, may require SPV or Servicer to implement from time to time. Bank may, but shall have no liability for failing to do so, refuse to honor any wire draw down or other request by MasterCard or VISA to fund any RPPS or E-Pay Transmission, or may instruct MasterCard or VISA to reject any RPPS or E-Pay Transmission, and Bank shall have no liability for refusing to honor or the rejection of such RPPS or E-pay Transmission, if (i) the Bank reasonably believes such Transmission does not comply with such applicable Rules, the RPPS Transmission Limit or E-Pay Transmissions Limit or other risk limits, the Security Procedures or any other processing requirements or security procedures MasterCard or E-Pay may require SPV or Servicer to implement from time to time, (ii) a Level Four Event of Default has occurred,
(iii) the Bank reasonably believes that any RPPS or E-Pay Transmission contains a fraudulent entry or any Security Procedures have been breached, or (iv) the ownership of the Subscriber Funds or the authority of SPV or Servicer to transmit any entry in an RPPS Transmission or E-Pay Transmission is challenged in connection with any Litigation brought by any Person, which shall, in the reasonable determination of the Bank after consultation with Servicer, be deemed meritorious, unless SPV has provided Bank with additional cash collateral equal to the amount of Subscriber Funds in dispute to satisfy SPV's obligations to fund any RPPS or E-Pay

Transmission originated in the amount of such disputed funds. SPV and Servicer acknowledge that once SPV or Servicer has originated a RPPS Transmission or E-Pay Transmission, (a) the SPV and Servicer will not have the right or be able to (but may request that MasterCard or Visa, as appropriate) cancel or amend such RPPS or E-Pay Transmission, (b) Bank shall have no ability to cancel or amend such RPPS or E-Pay Transmissions, and (c) Bank shall not have any obligation to cancel or amend such RPPS or E-Pay Transmission.

         SECTION 5.5 COMPLIANCE. Bank, Servicer, and SPV understand, acknowledge, and agree that this Agreement is subject to the ongoing approval of the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Federal Reserve Board, the Georgia Department of Banking and Finance or any other applicable governmental agency, and MasterCard and VISA, including but not limited to the ability of Bank to retain the ICA and BIN Numbers and to permit the SPV or Servicer to use the Bank's ICA or BIN Numbers, as the case requires. Should the Federal Reserve Bank or any other state or federal regulatory agency or court or MasterCard or VISA direct Bank to cease and desist providing RPPS or E-PAY Services, refuse to continue to permit Bank to provide the RPPS or E-Pay Services to SPV or Servicer, or change the method of operations involving the RPPS or E-Pay Services, or should Bank's provision of the RPPS or E-Pay Services or any part thereof be or become in violation of any court order, law, regulation, circular, or official interpretation or letter of a regulatory agency, then Bank will not be required to continue providing the affected RPPS or E-Pay Service, but will promptly notify SPV and Servicer that the services contemplated herein will be terminated. However, Bank will use good faith efforts to attempt to assist SPV and Servicer in determining if any alternative processing scenarios are available, and Bank reserves the right to negotiate the price and other terms with respect to any such alternative servicing arrangements that Bank may elect to provide. SPV and Servicer agree that they will fully comply with all applicable state and federal laws, regulations, and Federal Reserve Bank operating circulars, and with the RPPS and E-Pay Rules, as such laws, regulations, operating letters, and RPPS and E-Pay Rules are amended from time to time, and SPV and Servicer acknowledge that such amendments may necessitate a change in Bank's pricing. Insofar as Bank's cooperation is necessary to enable SPV and Servicer to comply with the foregoing, Bank will reasonably cooperate with SPV and Servicer. In addition, Bank, Servicer, and SPV agree that if MasterCard or VISA require any change in operations involving the processing of RPPS or E-Pay Transmissions, SPV and Servicer will cooperate to comply with same.

         SECTION 5.6 OTHER TERMS. Bank, Servicer or SPV may terminate its obligation to engage in all future RPPS or E-Pay Transactions upon written notice to the other parties in the event any party is required to discontinue its participation in the Services based upon (i) a change in the rules, regulations, or letters of any regulatory body, including the Federal Reserve Bank or other Reserve Bank, the RPPS or E-Pay Rules, or any laws governing or applicable to the Services that makes any party unable to continue to make RPPS or E-Pay Transmissions or render any Services hereunder, or (ii) an order of a state or federal court or regulatory body having jurisdiction to require Bank, Servicer or SPV to terminate RPPS or E-Pay Transmissions or any Services hereunder. Bank may terminate its obligations under this Agreement to provide, RPPS Services or E-Pay Services at any time upon written notice to SPV after receipt by Bank of notice from MasterCard or VISA that MasterCard or VISA has terminated access to RPPS or E-Pay, as the case requires.

         SECTION 5.7 AUTHORIZED TRANSACTIONS; SECURITY PROCEDURES. SPV and Servicer acknowledge and agree that all RPPS and E-Pay Transmissions will be transmitted directly from SPV or Servicer to MasterCard or VISA, as the case requires, and Bank will not have an ability to or responsibility for verifying the authenticity or accuracy of any RPPS or E-Pay Transmission. SPV and Servicer shall be solely responsible for limiting access to, and maintaining the security and confidentiality of, the system used to originate RPPS or E-Pay Transmissions through the ICA and BIN Numbers. Except for any entries originated solely as a result of the actions of any employee of Bank or any Affiliate of Bank, excluding any actions taken in good faith in accordance with instructions provided by any person Bank believes in good faith is an employee or representatives of SPV or Servicer. SPV and Servicer agree to be bound by any RPPS or E-Pay Transmission, whether or not authorized, issued through the ICA or BIN Number, and all entries included in any RPPS or E-Pay Transmission shall be deemed an authorized transaction of SPV, and SPV shall be liable to Bank for the dollar amount of any entry included in any RPPS or E-Pay Transmission. Bank will not grant any other customer the right to use the ICA Number or BIN Number.

         SECTION 5.8 E-PAY SERVICES. Bank's obligation to provide E-PAY Services in accordance with the terms of this Agreement shall be conditioned on Bank's review and satisfaction with any service agreements required by VISA for use of E-Pay (collectively, the "E-Pay Service Agreements").

         SECTION 5.9 LIMITATION OF LIABILITY. Bank shall not be deemed an agent of and shall not be responsible for or have any liability for the acts of omissions of any third party, other than an Affiliate of Bank, including without limitation MasterCard or VISA. Bank shall have no liability for MasterCard's or VISA's error in processing any RPPS or E-Pay Transmission or any failure to process or delay in processing any RPPS or E-Pay Transmission, unless MasterCard or VISA was acting in accordance with instructions given by Bank and such failure or delay did not result from the negligence or willful misconduct of MasterCard or VISA. SPV shall be solely responsible for the actions of any third party authorized to perform on its behalf under this Agreement.

                 ARTICLE VI. CONDITIONS AND CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS PRECEDENT. The obligation of Bank to provide any Services hereunder, including without limitation, to make any Overdraft Advance or engage in any ACH, RPPS or E-Pay Transaction, shall not become effective until satisfaction of each of the following conditions:

         (a) OFFICER'S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS. Servicer and SPV shall have delivered to Bank an officer's certificate, in form and substance satisfactory to Bank, certifying the names of the officers of Servicer and SPV authorized to sign the Transaction Documents to which such Company is a party, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of Servicer and SPV evidencing approval of the execution and delivery of such Transaction Documents, (ii) the Articles (or Certificates) of Incorporation and all amendments thereto of Servicer and SPV, in each case having been certified, not more than thirty (30) days prior to the Agreement Date, by the Secretary of State of the jurisdiction under which Servicer or

SPV shall have been organized, and (iii) the By-Laws and all amendments thereto of Servicer and SPV.

         (b)      LEGAL OPINIONS. Servicer and SPV shall have delivered to Bank
(i) a substantive non-consolidation opinion from their counsel, which shall be a reasoned opinion in form and substance satisfactory to Bank, (ii) an opinion from their counsel on the corporate separateness of SPV and separateness of the assets of SPV from claims of creditors of Servicer or Parent in the event of the bankruptcy of either, which shall be a reasoned opinion in form and substance satisfactory to Bank, and (iii) an opinion from their counsel typical for secured lending transactions, including opinions as to the due authorization and execution of, and the legal, valid and binding effect of, the Transaction Documents and the perfection of security interests granted thereunder, in form and substance satisfactory to Bank.

         (c) GOOD STANDING CERTIFICATES. SPV shall have delivered to Bank a good standing certificate or full force and effect certificate for SPV, issued on or about the Agreement Date by the Secretary of State of Nevada, and Servicer shall have delivered to Bank a good standing certificate or full force and effect certificate for Servicer, issued on or about the Agreement Date by the Secretary of State of Delaware.

         (d) CLOSING FEE/LEGAL FEES. Servicer and SPV shall have paid to Bank on the Agreement Date all reasonable legal fees and expenses of Bank in connection with the preparation and negotiation of this Agreement and all Transaction Documents, such fees and expenses not to exceed $110,000.00.

         (e) INSURANCE CERTIFICATE. Servicer and SPV shall have delivered to Bank evidence of insurance on ACORD form, and otherwise satisfactory to Bank, of adequate personal property, business interruption, errors and omissions and liability insurance, and all other coverages required hereunder of Parent and each Company, including the Crime Insurance Policy, together with appropriate evidence of (i) additional insured clauses or endorsements in favor of and satisfactory to Bank on all general liability and umbrella coverages, and (ii) loss payee clauses or endorsements in favor of and satisfactory to Bank on the Crime Insurance Policy and property and business interruption coverages.

         (f) NO MATERIAL ADVERSE CHANGE. No Material Adverse Change, in the opinion of Bank, as to either Parent or any Company shall have occurred since December 31, 2002.

         (g) SERVICING AGREEMENT. A duly executed copy of the Servicing Agreement dated as of August 5, 2003, between Servicer and SPV, substantially in the form of Exhibit M attached hereto, shall be delivered to Bank.

         (h) ACH MONITORING AGREEMENT. The ACH Monitoring Agreement, substantially in the form of Exhibit N attached hereto, and otherwise mutually acceptable to Servicer and Bank, duly executed by the Federal Reserve Bank, shall have been delivered to Bank.

         (i) FEDERAL RESERVE BANK CIRCUIT AND PROGRAMMING. A dedicated circuit has been established by the Federal Reserve Bank in the name of Bank for use by SPV in connection with the ACH Service, and the Federal Reserve Bank shall have confirmed to Bank in a manner satisfactory to Bank that the Federal Reserve Bank, SPV and Servicer have completed all programming and testing necessary for the Federal Reserve Bank to monitor ACH Transmissions originated using the Transit Numbers in accordance with the ACH Monitoring Agreement.

         (j) SPV DIRECTORS. SPV shall provide the Bank with a certified list of its directors with its independent director identified.

         (k) SECURITY AGREEMENT. The Security Agreement, granting a security interest in all property of the SPV, shall have been delivered to Bank, together with evidence satisfactory to Bank that Bank has a valid and perfected security interest in all property of SPV prior to all other Liens.

         (l) SERVICER GUARANTY. The Servicer Guaranty Agreement executed by Servicer, pursuant to which Servicer unconditionally and absolutely guarantees all obligations of SPV to Bank, shall have been delivered to Bank.

         (m) SERVICER SECURITY AGREEMENT. The Servicer Security Agreement executed by Servicer in favor of Bank, granting a security interest in the assets of Servicer's Electronic Commerce Services Division, shall have been delivered to Bank, together with evidence satisfactory to Bank that Bank has a valid and perfected security interests in such assets of Servicer prior to all other Liens.

         (n) SERVICER PLEDGE AGREEMENT. The Servicer Pledge Agreement, granting a security interest in all issued and outstanding shares of stock of SPV, shall have been delivered to Bank, together with all certificates evidencing such pledged shares and other documents Bank deems necessary for Bank to have a the valid and perfected security interest such pledged shares.

         (o) CONTROL AGREEMENTS. Control Agreements (i) duly executed by SPV and each Securities Intermediary with which SPV has established a Securities Account in which Investments or SPV Investments are maintained, (ii) duly executed by SPV and each financial institution with which SPV maintains a Deposit Account (iii) duly executed by Servicer and each Securities Intermediary with which Servicer has established a Securities Account in which any securities, securities entitlements, financial assets or other investments pledged to Bank pursuant to the Servicer Security Agreement are maintained and pursuant to which such Securities Intermediary agrees to follow all instructions given by Bank with respect to such assets without Servicer's consent upon certification by Bank to such Securities Intermediary that (a) an Event of Default under, and as such term is defined in, the Servicer Security Agreement has occurred, or (b) Bank has made a demand upon Servicer for payment under the Servicer Guaranty, and (iv) duly executed by Servicer and each financial institution where Servicer has a Deposit Account into which payments on any accounts receivable or proceeds of any other collateral pledged to Bank pursuant to the Servicer Security Agreement are maintained and pursuant to which such financial institution agrees to follow all instructions given by Bank with respect to such assets without Servicer's consent upon certification by Bank to such financial institution that an (a) Event of Default under, and as such terms is defined in, the Servicer Security Agreement has occurred, or (b) Bank has made a demand upon Servicer for payment under the Servicer Guaranty, each in form and substance satisfactory to Bank, shall have been delivered to Bank.

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         (p) INSTRUCTION LETTERS. Instruction Letters duly executed by SPV and each Investment Advisor with which SPV has contracted to trade in any Investments or SPV Investments, shall have been delivered to Bank.

         (q) BUSINESS SWEEP SERVICES AGREEMENT AND MASTER REPURCHASE AGREEMENT. The Business Sweep Services Agreement and Master Repurchase Agreement, each duly executed by SPV, shall have been delivered to Bank.

         (r) CUSTODY AGREEMENT. SPV shall have delivered to Bank the Custody Agreement duly executed by SPV, substantially in the form of Exhibit O attached hereto.

         (s) MASTERCARD AND E-PAY AGREEMENTS. The MasterCard RPPS Service Agreements and VISA E-Pay Service Agreements, each in form and substance satisfactory to Bank, duly executed by MasterCard or VISA, as the case requires, SPV and Servicer, shall have been delivered to Bank.

         (t) ASSIGNMENT DOCUMENTS. SPV shall deliver evidence satisfactory to Bank of the conveyance by Servicer, Parent or any Affiliate of Servicer to SPV of all rights in and to Subscriber Funds, accounts receivable, any investments of Subscriber Funds, and all interest and earnings on such investments.

         (u) CLOSING CERTIFICATES. Each of Servicer and SPV shall have delivered to Bank a closing certificate, executed by the president, chief executive officer or chief financial officer of such Company, substantially in the form of Exhibit P attached hereto.

         (v) CAPITALIZATION. SPV shall deliver evidence satisfactory to Bank that SPV had been capitalized with $25,000,000 as of the date of this Agreement.

         (w) MINIMUM REQUIRED BALANCE. SPV shall have deposited in the DDA [*] in collected and available funds.

         (x) INVESTMENTS. SPV shall deliver evidence satisfactory to Bank that all Investments, other than the Investments in Overnight Accounts, shall be transferred to and maintained in a Custody Account, and all SPV Investments shall be transferred to and maintained in a SPV Custody Account.

         (y) DUE DILIGENCE. Completion by Bank of the business and legal due diligence on SPV and its Affiliates as set forth on Schedule 6.1(y), with the results satisfactory to Bank in its sole discretion.

         (z) TERMINATION OF KEYBANK AGREEMENT. Evidence satisfactory to Bank that the Amended and Restated Loan and Security Agreement by and among KeyBank, Parent, CheckFree Investment Corporation dated as of December 30, 1999, and all amendments thereto, shall be terminated, all loans thereunder repaid, and all Liens granted to KeyBank thereunder have been terminated and/or cancelled.

         (aa) SERVICER INTELLECTUAL PROPERTY SECURITY AGREEMENT. Completion by Servicer of an Intellectual Property Security Agreement evidencing Bank's security interest in all of Servicer's intellectual property, and otherwise related to or used in the

Business or the Electronic Commerce Services Division, as reflected on the FAS 142 Schedule and the supporting documents thereunder as required by Section 7.3(c)(iv) herein including, but not limited to, Servicer's rights in and to the Intellectual Property License that shall be entered into by and between Servicer and Parent with regard to all of Parent's intellectual property utilized by Servicer in the Business or the Electronic Commerce Services Division and such Intellectual Property License shall be, in form and substance, satisfactory to the Bank.

         (bb) OTHER SERVICES AGREEMENTS AND DOCUMENTS. All other service agreements or documents reasonably requested by Bank in connection with any of the Services, each in form and substance satisfactory to Bank, duly executed by the appropriate Person and delivered to Bank.

         SECTION 6.2 REPRESENTATIONS. The initiation of any ACH, RPPS or E-PAY Transmission or the occurrence of each Overdraft Advance shall be deemed to constitute, as of the date of such ACH, RPPS or E-Pay Transmission or Overdraft Advance, (i) a representation and warranty by SPV and Servicer that the conditions in Section 6.1 have been satisfied and (ii) a representation and warranty by SPV and Servicer that the representations and warranties set forth in this Agreement and each of the other Transaction Documents are true and correct on and as of the date of and after giving effect to such ACH, RPPS or E-PAY Transmission or Overdraft Advance.

                             ARTICLE VII. COVENANTS

Servicer and SPV each agrees that so long as this Agreement remains in effect and thereafter until all obligations of Servicer and SPV to Bank shall have been paid in full, Servicer and SPV shall perform and observe, and cause Parent to perform and observe where required, each of the following provisions:

         SECTION 7.1 INSURANCE. The Parent shall at all times maintain, for the benefit of Servicer and SPV, policies of insurance, each in such form, written by such companies, in such amounts, for such period, and against such risks as may be acceptable to Bank, including, but not limited to, $100,000,000 in crime insurance, including Employee Dishonesty and Computer Fraud coverages for theft of money or securities SPV holds or for which SPV or Service is legally liable (the "Crime Insurance Policy"), and the other minimum insurance coverage requirements set forth on Schedule 7.1 attached hereto. Within ten (10) days of Bank's written request, Servicer and SPV shall furnish to Bank such information about any Company's insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Bank and certified by an officer of such Company. Bank shall be named as loss payee, and shall have priority in payment, on the Crime Insurance Policy and property coverages, and except where not permitted by law, Bank shall be listed as an additional insured on all general liability and umbrella coverages, and SPV will cause Parent to provide, upon request, a Certificate of Insurance as evidence thereof. Such Certificate of Insurance shall provide for thirty (30) days cancellation notice to Bank from the insurance carrier.

         SECTION 7.2 MONEY OBLIGATIONS. Each of Parent, SPV and Servicer shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue, except where the failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.3 FINANCIAL STATEMENTS AND REPORTS.

         (a)      SPV shall deliver to Bank:

                  (i) As soon as available, and in any event within forty-five
         (45) days after the close of each of the first three fiscal quarters in each fiscal year of SPV, the quarterly unaudited balance sheets of SPV as of the end of such periods and the related unaudited statements of operations and cash flows for such periods, setting forth, in each case, comparative figures for the related periods in the prior fiscal year and, all of which shall be certified by the chief financial officer or chief executive officer of SPV as fairly presenting in all material respects, the financial position of SPV as of the end of such period and the results of its operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments; and

                  (ii) On the fifteenth (15th) day of each month or if not a Business Day the first Business Day immediately following the fifteenth
         (15th) day of such month, SPV or Servicer shall deliver to Bank (a) a report which contains detailed calculations of and statements of compliance with the covenant set forth in 3.2(b), (b) a report containing the detailed calculation of the Immediate Fair Market Value of all Investments in any Overnight Account or Custody Account, (c) a report containing a detailed calculation of the amount of Issued but Not Cleared Checks and (d) a report which contains the required calculations and statements concerning compliance with the Covenants for which compliance is to be measured on the last Business Day of the immediately preceding month. SPV or Servicer shall accomplish the delivery of such reports by means of a facsimile or an electronic mail message sent to each Monthly Contact Person at the facsimile number or electronic mail address Bank may provide for such Monthly Contact Person from time to time. On request of Bank, the substance of such reports shall be confirmed by the Monthly Reporting Person in form satisfactory to Bank. The form of the report setting forth the detailed calculations required in clauses (a), (b) and (c) above is attached hereto as Schedule 7.3(a)(ii).

                  (iii) Concurrently with the delivery of the financial statements referred to in Sections 7.3(a), 7.3(b) and 7.3(c) SPV shall deliver a certificate of a Financial Officer of SPV (i) certifying as to whether there exists any Default or Event of Default on the date of such certificate, and if a Default or an Event of Default than exists, specifying the details thereof and the action which the Company or Parent, as applicable, has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Sections 7.9(a), 7.9(d), 7.9(e), 7.9(f), 7.9(g). Attached as Schedule 7.3(a)(iii) is a detailed description of the method of calculation of each of the financial covenants set forth in Sections 7.9(a), 7.9(d), 7.9(e), 7.9(f) and 7.9(g) for the fiscal quarter of SPV and Parent ending March 31, 2003, together with an example of such calculation, and SPV shall use such method of calculation to calculate compliance with each of such financial covenants at all times required hereunder.

         (b)      Servicer shall deliver to Bank:

                  As soon as available, and in any event within forty-five (45) days after the close of each of the first three fiscal quarters in each fiscal year of Servicer, the consolidated quarterly unaudited balance sheets of Servicer and its Subsidiaries as of the end of such periods and the related consolidated and consolidating unaudited statements of operations and cash flows for such periods, setting forth, in each case, comparative figures for the related periods in the prior fiscal year and, all of which shall be certified by the chief financial officer or chief executive officer of Servicer as fairly presenting in all material respects, the financial position of Servicer as of the end of such period and the results of its operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments; and

         (c)      Servicer shall also deliver to Bank:

                  (i) As soon as available, and in any event within forty-five
         (45) days after the close of each of the first three fiscal quarters in each fiscal year of Parent, the consolidated quarterly unaudited balance sheets of Parent and its Subsidiaries as of the end of such periods and the related consolidated and consolidating unaudited statements of income and cash flows for such periods, setting forth, in each case, comparative figures for the related periods in the prior fiscal year and, all of which shall be certified by the chief financial officer or chief executive officer of Parent as fairly presenting in all material respects, the financial position of Parent as of the end of such period and the results of its operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments; and

                  (ii) As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of Parent, (A) the audited consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders equity and cash flows for such fiscal year, setting forth, in each case, comparative figures for the preceding fiscal year, certified by Deloitte & Touche or other independent certified public accountants of recognized national standing, whose report shall be without limitation as to the scope of the audit, unqualified and otherwise reasonably satisfactory in substance to Bank, and (B) a supplemental consolidating balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and a supplemental consolidating statement of operations for such fiscal year. Such supplemental consolidating schedules shall reflect separately the accounts of SPV and its subsidiaries and collectively all other members of the consolidated group, and shall be subjected to the auditing procedures applied to the basic consolidated financial statements of Parent and its Subsidiaries by Deloitte & Touche or other independent certified public accountants of recognized national standing, and the independent accountants shall certify whether the supplemental consolidating schedules are fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.

                  (iii) As soon as available, and in any event within ten (10) days of the end of each calendar month, a report, in form and substance satisfactory to Bank, as to all accounts receivable of Servicer as of the last day of such month, which shall designate whether each account receivable was generated in connection with or is related to the Business or Electronic Commerce Services Division, the Investment Services Division or the Software Division and shall be accompanied by such supporting detail and documentation reasonably requested by Bank, including without limitation copies of customer statements, and such report shall be certified by the chief financial officer, chief executive officer or treasurer of Servicer as being true and correct in all material respects.

                  (iv) As soon as available, and in any event within 120 days of the end of each fiscal year, Servicer shall prepare a list, together with any supporting detail and documentation reasonably requested by Bank, classifying each asset of Services as either an asset of the Electronic Commerce Services Division, the Investment Services Division, the Software Division or as otherwise unallocated. Such list shall be prepared by Servicer's management in accordance with Financial Accounting Statement 142 and prior practice ("FAS 142 Schedule"), shall otherwise be in form and substance satisfactory to Bank, shall be certified by the chief financial officer, chief executive officer or treasurer as being true and correct in all material respect, and shall be incorporated into the Parent's audited financial statements as prepared by Deloitte & Touche or other independent certified public accountants of recognized national standing.

                  (v) As soon as available, and in any event within ten (10) days of the end of each calendar quarter, a report, in form and substance satisfactory to Bank, as to all personal tangible property and fixtures of Servicer as of the last day of such calendar quarter, which shall designate whether such personal tangible property and fixtures are used in connection with or is related to the Business or Electronic Commerce Services Division, the Investment Services Division or the Software Division and shall be accompanied by such supporting detail and documentation reasonably requested by Bank, and such report shall be certified by the chief financial officer, chief executive officer or treasurer of Servicer as being true and correct in all material respects.

         (d) The Business operations of Servicer and SPV will be subject to a Statement of Accounting Standards 70 Level II ("SAS70") review by Deloitte & Touche or other independent certified public accountants of recognized national standing, whose report shall be no less frequent than once per fiscal year with no greater than fourteen (14) months between delivery of one SAS70 to the following SAS70, with a satisfactory opinion by such accountants, and otherwise reasonably satisfactory in substance to Bank. All SAS70 reports shall be delivered to Bank no more than five (5) Business Days following the delivery of such SAS70 to Servicer or SPV by such independent certified public accountant.

         (e) SPV shall provide immediate notice to Bank no later than 10:00 a.m. on such Business Day that if the Unsettled ACH Credits, Unsettled RPPS Credits, Unsettled E-Pay Credits, Issued but Not Cleared Checks, Unsettled ACH Returns, wire transfer drawdown requests and such other debits presented against the DDA do not reconcile with a corresponding Unsettled ACH Debit, wire transfer, or other credit presented for credit to the DDA as calculated by the Company on a nightly basis. SPV shall accomplish the delivery of this Certificate by means of a facsimile or electronic mail message sent to each Daily Contact Person at the facsimile number or email address Bank has provided for such Daily Contact Person.

         (f) Notwithstanding anything to the contrary contained in this Agreement, in addition to all other reporting requirements of Bank, Servicer and SPV shall be subject to Bank risk management audits, credit and fraud audits, write-off audits, or any other audits Bank deems necessary as it may relate to the obligations of Servicer or SPV to Bank or the compliance by SPV and Servicer with the warranties, representations, covenants and obligations contained herein, each in the sole discretion and at the expense of Bank. Any such audit shall be conducted during reasonable times and with reasonably notice, not to exceed one Business Day's prior written notice, or upon an Event of Default immediately so as not to unreasonably interfere with the business and operations of SPV and Servicer. If Bank, as a result of such audit, reasonably concludes that it is exposed to undue financial risk or exposure based on the internal controls and security procedures of Servicer or SPV, Bank shall notify Servicer and SPV in writing of such finding, and Bank, Servicer and SPV shall negotiate in good faith upon the appropriate remedy for such condition and the time frame required to implement such remedy, or, if the parties cannot agree within fifteen (15) days of the date of Bank's notice of such finding, Bank may declare a Level Two Event of Default if Servicer and SPV cannot remedy the matter to the reasonable satisfaction of Bank within thirty (30) days' of notice by Bank of the steps it has determined are required to remedy such condition.

         SECTION 7.4 FINANCIAL RECORDS. Each of SPV, Servicer and Parent shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) shall permit Bank to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

         SECTION 7.5 FRANCHISES. Each of SPV, Servicer and Parent shall preserve and maintain at all times its existence, shall maintain its rights to conduct its business as currently conducted, and shall be and remain in good standing and qualified to do business in each jurisdiction except where failure to remain in good standing or so qualified does not have a Material Adverse Effect on its business or operations.

         SECTION 7.6 NOTICE. Servicer and SPV shall cause a Financial Officer of Servicer or SPV to promptly notify the Daily and Monthly Contact Persons by electronic mail whenever SPV or Servicer (i) is in breach of any warranty or representation made by them herein; (ii) is in breach of any covenant or obligation imposed on them herein; or (iii) there exists any other Default or Event of Default.

         SECTION 7.7 MERGER; ACQUISITION; SALE OF ASSETS. SPV shall not merge or consolidate with, acquire all or substantially all of the assets or capital stock of, or

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


otherwise combine with any Person. Neither Parent nor Servicer shall merge or consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with any Person; provided that Parent or Servicer may merge or consolidate with or acquire all or substantially all of the assets of any other Person, if at the time of any such merger, consolidation or acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and immediately after giving effect thereto Parent or Servicer, as the case requires, shall be the surviving entity, Servicer shall be a wholly owned subsidiary of Parent and Parent and Servicer shall continue to hold all or substantially all of their respective businesses and assets held prior to such merger, acquisition or consolidation. Neither SPV nor Servicer shall sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person; provided that Servicer may sell any or all of its assets related to or used in connection with the Investment Services or Software Divisions, and not otherwise related to or used in connection with the Business or any other business division of Servicer, for the fair value of such assets.

         SECTION 7.8 AFFILIATE TRANSACTIONS. SPV shall not, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of SPV or Servicer on terms or conditions that are less favorable to SPV than those that might be obtained at the time in a transaction with a non-Affiliate. Servicer shall not, directly or indirectly, enter into or permit to exist any material transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of SPV or Servicer on terms or conditions that are less favorable to Servicer than those that might be obtained at the time in a transaction with a non-Affiliate.

         SECTION 7.9 FINANCIAL COVENANTS.

         (a) SPV shall maintain at all times SPV Net Worth (excluding Business Assets and Business Liabilities from the calculation) equal to or greater than (i) $25,000,000 during the first calendar year of the Initial Term of this Agreement, (ii) $30,000,000 during the second calendar year of the Initial Term this Agreement and (iii) $35,000,000 during the third calendar year of the Initial Term of this Agreement and (iv) such amount required by Bank during any Renewal Period.

         (b) SPV shall maintain at all times an Average Minimum Required Balance of [*].

         (c) All Investments shall comply with the Investment Policy for Subscriber Funds, as adopted on January 31, 2002, a copy of which is attached hereto as Exhibit E (the "Investment Policy").

         (d) Parent will maintain, as of the last day of each fiscal quarter, Consolidated EBITDA for the cumulative four fiscal quarters then ended of not less than $50,000,000.

         (e) Parent will maintain a ratio of Consolidated Net Debt to Consolidated EBITDA (calculated for the cumulative four fiscal quarters then ended) of not more than 1.75 to 1.00, calculated at the end of each fiscal quarter.

         (f) Parent will maintain at all times Consolidated Tangible Net Worth equal to the sum of (a) 60% of actual Consolidated Tangible Net Worth as of June 30, 2003, plus (b) 50% of Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending September 30, 2003 (without duplication for losses).

         (g) Parent will maintain a ratio of Consolidated EBITDAR to the sum of Consolidated Interest Expense plus Consolidated Rent (calculated for the cumulative four fiscal quarters then ended) of not less than 2.5 to 1.0, calculated at the end of each fiscal quarter.

         SECTION 7.10 CHANGES TO CONTACT PERSON. Any changes to the identity of those individuals on the list of individuals designated to serve as the Daily Contact Person or Monthly Contact Person shall be communicated by means of an electronic mail message sent by Bank to SPV and Servicer. Any change to the Monthly Reporting Person shall be communicated by means of an electronic mail message by SPV or Servicer to the Monthly Contact Person.

         SECTION 7.11 SECURITY PROCEDURES. SPV and Servicer shall maintain at all times the security procedures and controls for the prevention and detection of loss, internal fraud or fraudulent or erroneous transactions described in Servicer's Risk Management Policies attached hereto as Schedule 7.13, as in effect on the date hereof, or as may be amended from time to time to increase or improve such security procedures.

         SECTION 7.12 SPV SERVICER. Servicer shall at all times be the SPV Servicer.

         SECTION 7.13 CRIMINAL BACKGROUND CHECKS. Servicer and SPV shall, within thirty (30) days of the effective date of this Agreement, complete a criminal background check to the extent described on Schedule 7.13 on all employees of Servicer and SPV or any Affiliates thereof holding the positions set forth on
Schedule 7.13 attached hereto. Servicer, Parent and SPV shall not knowingly employ any person in any of the positions set forth on Schedule 7.13 who has been convicted of any criminal offense involving dishonesty, breach of trust or money laundering or has agreed to enter into a pretrial diversion or similar program in connection with a prosecution for such offense.

         SECTION 7.14 FURTHER ASSURANCES.

         (a) To evidence the rights of Bank with respect to the Accounts and all other assets of SPV, SPV hereby authorizes, and Bank may file, a UCC-1 Financing Statement, evidencing a security interest in all of SPV's right, title, and interest in and to each of the Accounts and such other assets and the proceeds thereof, whether existing now or arising in the future. Further, SPV shall execute, and cause each financial institution with which SPV maintains a Deposit Account and each Securities Intermediary to execute a Control Agreement and each Investment Advisors to execute any Instruction Letter, and Bank may take any other action it deems appropriate to perfect its security interest in the Accounts and all other assets. SPV shall execute such other agreements and documents and do such further acts as may be necessary in the reasonable opinion of Bank to carry out the purposes of this Agreement.

         (b) To evidence the rights of Bank with respect to the assets of or related to the Business or the Electronic Commerce Services Division and in which Servicer has granted a security interest to Bank pursuant to the Servicer Security Agreement, Servicer hereby authorizes, and Bank may file, a UCC-1 Financing Statement, evidencing a security interest in all of Servicer's right, title, and interest in and to such assets and the proceeds thereof, whether existing now or arising in the future. Further, Servicer shall execute, and cause each financial institution with which Servicer maintains a Deposit Account and each Securities Intermediary with which Servicer maintains such a Securities Account in which payments on accounts receivable or proceeds of any other assets pledged to Bank pursuant to the Servicer Security Agreement are received or any investments or proceeds thereof are maintained, to execute a Control Agreement pursuant to which such financial institution or Securities Intermediary agrees to follow all instructions given by Bank with respect to such assets without Servicer's consent upon certification by Bank to such financial institution or Securities Intermediary that (i) an Event of Default under, and as such term is defined in, the Servicer Security Agreement has occurred, or (ii) Bank has made a demand for payment under the Servicer Guaranty, and Bank may take any other action it deems appropriate to perfect its security interest in such Deposit Accounts, Securities Accounts and other assets. Servicer shall execute such other agreements and documents and do such further acts as may be necessary in the reasonable opinion of Bank to carry out the purposes of this Agreement.

         SECTION 7.15 LITIGATION. SPV and Servicer shall promptly notify Bank of any lawsuits, actions, investigations, or other proceedings pending or, to the knowledge of Servicer or SPV, threatened against Parent or any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, and (b) any orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which Parent or any Company is a party or by which the property or assets of such Person are bound, that, in either (a) or (b), as to which if adversely determined or enforced against Parent or the Company, would have a Material Adverse Effect on Parent or such Company.

         SECTION 7.16 LIENS. SPV will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except (a) Liens now or hereafter created in favor of the Bank, and (b) Liens described in clauses (i) and (iii) of the definition of Permitted Liens in
Article I. Servicer will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except (a) Liens now or hereafter created in favor of the Bank, (b) Permitted Liens (c) Liens in existence on the date hereof and listed on Schedule 7.16 and (d) Liens created after the date hereof in connection with any Purchase Money Debt; provided that such Liens attach only to the assets subject to such Purchase Money Debt.

         SECTION 7.17 INDEBTEDNESS. SPV will not create, incur, assume or suffer to exist any Indebtedness, except the Obligations.

         SECTION 7.18 INVESTMENTS. SPV will not make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution by it to or investment by it in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, except (i) SPV may purchase the Investments, and (ii) SPV may hold all of the outstanding stock of CKFR Receivables Corporation, a Nevada corporation ("CRC"); provided, however, that CRC shall not engage in any activities, undertake any business, or incur any indebtedness or liabilities other than maintaining its corporate existence without the prior written consent of Bank. Servicer will

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

not make or permit to remain outstanding any advance, loan, extension of credit, or capital contributions by it to or investment by it in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, except Servicer may make any Permitted Investment.

         SECTION 7.19 COMMUNICATION WITH ACCOUNTANTS. SPV and Servicer authorize Bank to communicate directly with its, and its Subsidiaries', independent certified public accountants, including Deloitte & Touche, and authorizes and shall instruct those accountants and advisors to disclose and make available to Bank any and all financial statements and other supporting financial documents, schedules and information relating to any such Person (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any such Company.

                  ARTICLE VIII. REPRESENTATIONS AND WARRANTIES

         Servicer and SPV, each separately and not jointly, represent and warrant that the statements set forth in this Article VIII are true, correct and complete with regard to Servicer and SPV, respectively.

         SECTION 8.1 EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION. Each Company is a corporation, duly formed, validly existing, and in good standing under the laws of its state of formation and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 8.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a Material Adverse Effect. Schedule 8.1 hereto sets forth each Company, its name as set forth in its articles or certificate of incorporation, or certificate of formation, its state of formation, its organizational identification number, its relationship to Servicer, Parent and SPV, including the percentage of each class of stock owned by a Company, and its principal place of business. Except as set forth in Schedule 8.1 hereto, no Company has, at any time during the period of five (5) consecutive years ending on the date of this Agreement, used or done business under, or been known among creditors by, any name other than the name of such Company set forth in such Company's articles or certificate of incorporation or certificate of formation.

         SECTION 8.2 AUTHORITY. Servicer and SPV each have the right and power and is duly authorized and empowered to enter into, execute and deliver the Transaction Documents to which it is a party and to perform and observe the provisions of the Transaction Documents to which it is a party. The Transaction Documents to which Servicer and SPV are a party have been duly authorized and approved by Servicer's and SPV's respective Board of Directors and are the valid and binding obligations of Servicer and SPV, respectively, enforceable against Servicer and SPV in accordance with their respective terms. The execution, delivery and performance of the Transaction Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, the provisions of Servicer's or SPV's Articles (or Certificate) of Incorporation or Bylaws or any material agreements to which such Person is a party or by which its assets are bound, or violates any laws, regulations, ordinances, writs, judgment or decrees applicable to such Person.

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

         SECTION 8.3 COMPLIANCE WITH LAWS. Each Company:

         (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except to the extent failure to do so would not have a Material Adverse Effect;

         (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except to the extent failure to do so would not have a Material Adverse Effect; and

         (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent failure to do so would not have a Material Adverse Effect.

         SECTION 8.4 LITIGATION AND ADMINISTRATIVE PROCEEDINGS. Schedule 8.4 hereto has been provided by SPV and Servicer and as to each of SPV and Servicer separately sets forth, as to the provider of such information, (a) any lawsuits, claims, actions, investigations or other proceedings which challenges it's right or power to enter in or perform any obligation under the Transaction Documents to which it is a party, (b) any lawsuits, actions, investigations, or other proceedings pending or threatened against it, or in respect of which it may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, and (c) any orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which it is a party or by which the property or assets of it are bound, that, in either (b) or
(c), if adversely determined or enforced against the Servicer or SPV, as applicable, would reasonably be expected to have a Material Adverse Effect.

         SECTION 8.5 ACCOUNTS. Schedule 8.5 hereof sets forth, as of the date hereof, (i) for SPV, the name of each Person by which there is maintained, or with which there is maintained, any Deposit Account or Securities Account in which any of Subscriber Funds, Investments or the proceeds thereof, or any SPV Funds, SPV Investments or the proceeds thereof are maintained, together with the title and account number of each such Deposit Account or Securities Account and
(ii) for Servicer, the name of each Person by which there is maintained, or with which there is maintained, any Deposit Account in which any funds related to or proceeds of accounts receivable or other assets arising from or related to the Business or Electronic Commerce Services Division and in which Servicer has granted Bank a security interest under the Servicer Security Agreement are received, together with the title and account number of each such Deposit Account or Securities Account. Except for the Amended and Restated Loan and Security Agreement by and among KeyBank, Parent, and CheckFree Investment Corporation dated as of December 30, 1999, which shall be terminated prior to the commencement of the Services set forth in this Agreement, neither SPV nor Servicer has entered into any agreement with any other Person granting, conveying or transferring to such Person any rights in or control of any Deposit Account or Securities Account set forth on Schedule 8.5 or cash or financial assets maintained therein. SPV shall not have any other accounts other than the DDA, the Deposit Accounts and the Securities Accounts described on Schedule 8.5 as of the Agreement Date. Servicer shall not have any other accounts in which any funds related to or proceeds of Subscriber Funds or any accounts receivable or other assets arising from or related to the Business or the Electronic Commerce Services Division and in which Servicer has granted a security interest to Bank pursuant to the Servicer Security Agreement are deposited, other than the Deposit Accounts and Securities Accounts described on Schedule 8.5 as of the Agreement Date; provided, however that Parent or Servicer may maintain a deposit, investment or overnight investment account (collectively, the "Sweep Account") not otherwise listed in Schedule 8.5 into which all monies derived from the accounts receivable of the Electronic Commerce Services Division may be swept, prior to notice by Bank under the Control Agreements, and in which Bank shall not be granted a security interest pursuant to the Servicer Security Agreement. Moreover, any security interest that Bank may have in the funds in the Deposit Accounts listed in Schedule 8.5 shall be terminated once such funds are transferred to the Sweep Account as permitted hereunder. All cash, checks, drafts or similar items of payment relating to or constituting payments made in respect of accounts receivable arising from or related to the Business or the Electronic Commerce Services Division or other assets in which Servicer has granted a security interest to Bank pursuant to the Servicer Security Agreement, will be deposited only in one of the Servicer's accounts described on Schedule 8.5.

         SECTION 8.6 TAX RETURNS. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been either paid or are otherwise being disputed in good faith with adequate reserves established in accordance with GAAP, except as otherwise permitted herein or where the failure to do so does not and will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

         SECTION 8.7 CONTINUED BUSINESS. There exists no actual, pending, or, to Servicer's or SPV's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, where such termination, cancellation, limitation or modification would have a Material Adverse Effect. To the knowledge of SPV and Servicer, there exists no present condition or state of facts or circumstances that would reasonably be expected to have a Material Adverse Effect on any Company in any respect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

         SECTION 8.8 CONSENTS OR APPROVALS. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Servicer, Parent or SPV in connection with the execution, delivery or performance of any of the Transaction Documents, that has not already been obtained or completed.

         SECTION 8.9 SOLVENCY. Servicer and SPV have received consideration from Bank that is the reasonable equivalent value of the obligations and liabilities that Servicer and SPV have incurred to Bank. SPV, Parent and Servicer are not insolvent as defined in any applicable state or federal statute, nor will Servicer, Parent or SPV be rendered insolvent by the execution and delivery of the Transaction Documents to Bank or performance thereunder. Servicer, Parent and SPV are not engaged or about to engage in any business or transaction for which the assets retained by it will be an unreasonably small amount of capital, taking into consideration the obligations to Bank incurred hereunder. Servicer, Parent and SPV do not intend to, nor do they believe that they will, incur debts beyond their ability to pay such debts as they mature.

         SECTION 8.10 MATERIAL AGREEMENTS. The securities filings of Parent set forth all material contracts to which either Parent, Servicer or SPV are a party as required by Item 601(b)(10) of the Securities and Exchange Commission's Regulation S-K.

         SECTION 8.11 INTELLECTUAL PROPERTY. Each Company owns, possesses, or has the right to use all of the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any conflict with the rights of others, except where the lack of such ownership, possession or right would not have a Material Adverse Effect.

         SECTION 8.12 INSURANCE. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with persons engaged in the same businesses as the Companies.
Schedule 8.12 hereto sets forth all insurance carried by the Companies, setting forth in detail the amount and type of such insurance.

         SECTION 8.13 ACCURATE AND COMPLETE STATEMENTS. Neither the Transaction Documents nor any written statement made by any Company in connection with any of the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Transaction Documents not misleading.

         SECTION 8.14 DEFAULTS. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

         SECTION 8.15 RIGHTS IN ACCOUNTS. SPV represents that it has the right, power and authority to grant the rights in and to the Accounts to Bank as provided herein and in the other Transaction Documents.

         SECTION 8.16 PRIVACY. SPV, Parent and Servicer are and shall continue to be in compliance with all obligations with respect to privacy and information reporting required by applicable law and regulations, except where the failure to comply with such requirements does not have a Material Adverse Effect.

         SECTION 8.17 MARKET TERRITORY. SPV and Servicer are engaged and shall continue to be engaged in the bill payment business and all business transactions and all electronic fund transfers shall be made with accounts that are located at any state or federally-insured depository institutions or registered broker-dealers, and such depository institutions or registered broker-dealers shall be located in the United States of America. SPV and Servicer also warrant that payments to Merchants that are made by paper check shall be sent only with sufficient postage to allow delivery to addresses that are located in the United States of America.

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

         SECTION 8.18 SUBSIDIARIES. SPV has and shall continue to have no Subsidiaries, no interest in any joint venture or partnership with any Person, nor any other investment of any kind in any Person, except as permitted in
Section 7.18.

         SECTION 8.19 ACH TRANSACTIONS. Each delivery of an ACH Transmission by SPV, or Servicer on behalf of SPV, shall constitute a warranty, separately and not jointly, by Servicer and SPV to Bank:

         (a) that the Transmission and all ACH entries therein in all material respects (i) are in the correct form and contain correction information, (ii) are timely under the terms and provisions of Operating Circular No. 4 and this Agreement, (iii) with respect to ACH debit entries, are for sums due and owing from Deposit Accounts debited and have been properly authorized, (iv) with respect to ACH credit entries, are for sums appropriately due to Deposit Accounts credited and have been properly authorized, and (v) are in compliance with all other provisions of the NACHA Rules;

         (b) that the creation and processing of each ACH entry and error correction, and the action of Bank or the Federal Reserve Bank in accordance with any instruction from Servicer or SPV, is fully authorized by Servicer and SPV, the party to whom such ACH entry relates, and any other party whose authorization is required.

         SECTION 8.20 RPPS TRANSACTIONS. Each delivery of a RPPS Transmission, and each communication of instructions to MasterCard in connection with the RPPS Services or performance of this Agreement by SPV, or Servicer on behalf of SPV, shall constitute a warranty by Servicer and SPV, as applicable, to Bank:

         (a) that the RPPS Transmission and all RPPS entries therein in all material respects (i) are in correct form and contain correct information, (ii) are timely under the terms and provisions of this Agreement and RPPS Rules,
(iii) with respect to RPPS reversal entries, are for sums due and owing from such Deposit Accounts, and (iv) with respect to RPPS credit entries, are for sums appropriately due to Deposit Accounts credited;

         (b) that the creation and processing of each RPPS entry and error correction, and the action of Bank or MasterCard in accordance with any instruction from Servicer or SPV, is fully authorized by Servicer and SPV, the party to whom such RPPS entry relates, and any other party whose authorization is required, except for inadvertent errors, none of which is material;

         (c) that neither SPV nor Servicer owes any Indebtedness, obligations or other liabilities of any kind to MasterCard in connection with or in any way related to RPPS, and no events, facts or circumstances exists which would give rise to any such Indebtedness, obligations or liabilities, except for the amounts owed for each RPPS Transmission and the standard fees, charges and expenses (including penalties not to exceed $25,000) assessed by MasterCard in accordance with the terms of the MasterCard RPPS Service Agreements; and

         (d) that neither SPV nor Servicer is a party to any agreement with MasterCard in connection with or in any way related to RPPS, except that certain Sponsee Agreement among MasterCard, Bank and SPV.

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

         SECTION 8.21 E-PAY TRANSACTIONS. Each delivery of an E-Pay Transmission, and each communication of instructions to VISA in connection with the E-Pay Services or performance of this Agreement by SPV, or Servicer on behalf of SPV shall constitute a warranty by Servicer and SPV, as applicable, to
Bank:

         (a) that the E-Pay Transmission and all E-Pay entries therein in all material respects (i) are in correct form and contain correct information,
(ii) are timely under the terms and provisions of this Agreement and E-Pay Rules, (iii) with respect to E-Pay reversal entries, are for sums due and owing from such Deposit Accounts, and (iv) with respect to E-Pay credit entries, are for sums appropriately due to Deposit Accounts credited;

         (b) that the creation and processing of each E-Pay entry and error correction, and the action of Bank or VISA in accordance with any instruction from Servicer or SPV, is fully authorized by Servicer and SPV, the party to whom such E-Pay entry relates, and any other party whose authorization is required; and

         (c) that neither SPV nor Servicer owes any Indebtedness, obligations or other liabilities of any kind to VISA in connection with or in any way related to E-Pay, and no events, facts or circumstances exist which would give rise to any such Indebtedness, obligations or liabilities, except for the amounts of each E-Pay Transmission and for the standard fees, charges and expenses (including penalties not to exceed $25,000) assessed by VISA in accordance with the terms of the E-Pay Service Agreement.

         SECTION 8.22 SPV OPERATIONS. The SPV shall conduct its business in all material respects in accordance with its Articles of Incorporation and By-Laws, including maintaining an Independent Director. The SPV shall not amend its Articles of Incorporation or By-Laws in any respect where the affirmative vote of the Independent Director is required to approve such amendment, without prior notice of such amendment to the Bank and the Bank's consent, which consent shall not be unreasonably withheld. So long as the Servicer is an Affiliate of the SPV, any fees for services by the Servicer shall be junior and subordinate to claims of the Bank hereunder, but may be paid when due unless an uncured Event of Default has occurred and is continuing.

         SECTION 8.23 SPV INFORMATION. The information provided with respect to SPV pursuant to Sections 6.1(a) and 6.1(j) is accurate and complete in all material respects.

         SECTION 8.24 OWNERSHIP OF PROPERTY; LIENS. Each Company has good and marketable title to, or valid leasehold interest in, all of its real and personal property, free and clear of all Liens except Liens permitted under
Section 7.16.

                          ARTICLE IX. EVENTS OF DEFAULT

         Each of the following shall constitute an Event of Default hereunder:

         SECTION 9.1 FAILURE TO COMPLY WITH SECTION 3.2(a).

         (a) If SPV fails to comply with Section 3.2(a), which failure arises other than as a result of Bank failing to make a payment to the DDA in accordance with proper instructions from SPV, Bank's standard procedures and the terms of any Transaction Document, it shall be a Level One Event of Default. If SPV fails (i) to restore a positive balance of collected and available funds in the DDA by 12:00 p.m. (Eastern time) on the first Business Day following the occurrence of an Overnight Overdraft (an "Overnight Default"), or (ii) to pay any required fee in connection with any Overnight Overdraft within five (5) Business Days of the date on which such Overnight Overdraft occurs, it shall be deemed a Level Two Event of Default.

         (b) If, within any period of twenty-five (25) consecutive Business Days, SPV fails to comply with Section 3.2(a) on more than one Business Day, any such failure arising other than as a result of Bank failing to make a payment to the DDA in accordance with proper instructions from SPV, Bank's standard procedures and the terms of the Transaction Documents, a Level Two Event of Default shall occur. If SPV fails to comply with Section 3.2(a) more than two
(2) times within any period of twenty-five (25) consecutive Business Days, Bank may, in its sole discretion, increase the amount of the Minimum Required Balance and Average Minimum Required Balance by an amount up to $50,000,000 each, upon each such failure by SPV to comply with Section 3.2(a) in such time period.

         SECTION 9.2 FAILURE TO COMPLY WITH FINANCIAL COVENANTS.

         (a) If SPV fails to comply with any provision of Section 7.9 (other than Sections 7.9(a) and (b)), it shall be a Level Two Event of Default.

         (b) If SPV fails to comply with Section 7.9(a), it shall be a Level Three Event of Default.

         (c) If SPV fails to comply with Section 2.1(b) on any Business Day, it shall be a Level One Event of Default. If SPV fails to restore compliance with Section 2.1(b) by 4:30 p.m. (Eastern time) on the Business Day following the day for which the failure to comply with Section 2.1(b) occurred, it shall be a Level Two Event of Default. If SPV fails to comply with Section 2.1(b) more than two (2) times within any period of twenty-five (25) consecutive Business Days, Bank may, in its sole discretion, increase the amount of the Minimum Required Balance and Average Minimum Required Balance by an amount up to $50,000,000 each, upon each such failure by SPV to comply with Section 2.1(b) in such time period.

         (d) If SPV fails to be in compliance with Section 7.9(b) it shall be a Level One Event of Default. If SPV fails to restore its compliance with
Section 7.9(b) within fourteen (14) days of the date of such failure, calculated for the 30 days then ended at the time tested, it shall be a Level Two Event of Default.

         (e) If SPV fails to comply with Section 3.2(b), it shall be a Level Four Event of Default.

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

         SECTION 9.3 FAILURE TO MAKE REQUIRED PAYMENTS TO BANK. If SPV or Servicer fails to make any payment, other than any payment otherwise specifically addressed in this Article IX, required pursuant to the Transaction Documents, on the date it is due it shall be a Level One Event of Default; provided, however, if SPV or Servicer fails to make any such payment to Bank within five (5) Business Days of the date when such payment is due it shall be a Level Two Event of Default.

         SECTION 9.4 BREACH OF CERTAIN WARRANTIES AND REPRESENTATIONS. If any warranty or representation made or deemed made by or on behalf of SPV or Servicer in or in connection with this Agreement, any other Transaction Document or any certificate, report, financial statement or document submitted to Bank in connection with the Transaction Documents, shall be untrue or incorrect in any respect on or as of any date such representations are made or deemed to be made or submitted, such breach shall be a Level Three Event of Default.

         SECTION 9.5 BREACH OF CERTAIN COVENANTS.

         (a) If SPV or Servicer fails to comply with any covenant or obligation contained herein, unless otherwise specifically addressed in this
Article IX, and such breach continues for a period of thirty (30) days without such breach being cured or corrected, such breach shall be a Level Three Event of Default.

         (b) If SPV or Servicer become indebted to MasterCard or VISA for any amounts other than the amounts of any RPPS or E-PAY Transmissions or standard fees (including penalties assessed in an amount less than $25,000) charged in accordance with the MasterCard or E-Pay Service Agreements, as applicable, it shall constitute a Level Three Event of Default.

         (c) If Parent becomes subject to a Bankruptcy Event, such event shall be a Level Two Event of Default.

         (d) If Servicer becomes subject to a Bankruptcy Event, such event shall be a Level Four Event of Default unless SPV makes arrangements satisfactory to Bank within [_] number of days of the occurrence of a Bankruptcy Event to either perform or have a third party satisfactory to Bank perform the services and obligations of Servicer under the Servicing Agreement, such event shall be a Level Two Event of Default.

         (e) If SPV becomes subject to a Bankruptcy Event, such event shall be a Level Four Event of Default.

         (f) if any trustee, administrator, custodian, receiver, creditor, party in interest, interim trustee or liquidator in any bankruptcy, reorganization, insolvency, liquidation or other proceeding filed by or against Parent, Servicer or SPV under any federal, state or foreign bankruptcy, reorganization, insolvency or similar law, now or hereafter in effect, (i) shall take any action to challenge the conveyance of any assets or rights by Servicer or Parent to SPV under the Contribution Agreement or otherwise, or to assert that any assets or rights conveyed by Servicer or Parent to SPV under the Contribution Agreement or otherwise, including without limitation the Subscriber Funds, any investments purchased with Subscriber Funds or any rights in connection therewith, constitute property of the estate of Parent or Servicer, or (ii) shall take any action to substantively consolidate the assets and/or liabilities of SPV with the assets and/or liabilities of either Parent or Servicer, such event shall constitute a Level Four Event of Default.

         (g) If SPV or Servicer fails to comply with Section 4.5, such event shall be a Level Two Event of Default.

         SECTION 9.6 CHANGE IN CONTROL. If Parent shall cease to own one hundred percent (100%) of Servicer, or if Servicer shall cease to own one hundred percent (100%) of SPV, it shall be a Level Three Event of Default.

         SECTION 9.7 OTHER INDEBTEDNESS.

         (a) Unless otherwise specifically addressed in this Article IX, if a breach or default occurs under any loan agreement between Bank and Parent or an Affiliate of Parent, other than this Agreement, and is not cured within any applicable cure period, it shall be a Level Two Event of Default.

         (b) If a default or breach shall occur under any other agreement, document or instrument to which Servicer is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of Servicer in the aggregate, during any twelve month period, in excess of $1,000,000, or (ii) causes, or permits any holder of such Indebtedness to cause such Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate during any twelve month period, to become due prior to its stated maturity, it shall be a Level Three Event of Default.

         (c) If a default or breach shall occur under any other agreement, document or instrument to which Parent is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness of Parent in excess of $1,000,000 in the aggregate during any twelve month period, or (ii) causes, or permits any holder of such Indebtedness to cause such Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate during any twelve month period, to become due prior to its stated maturity, it shall be a Level Two Event of Default.

         SECTION 9.8 FRAUD. If any fraudulent transfer or transfers are made from the DDA or any Investments which (i) arise from actions other than fraudulent actions of the Bank or its Affiliates, (ii) individually or in the aggregate during any twelve month period exceed $1,000,000, and (iii) are the financial responsibility of, or result in the liability of, Servicer or SPV with respect thereto, it shall be a Level Three Event of Default.

         SECTION 9.9 VALIDITY OF TRANSACTION DOCUMENTS.

         (a) A Level Two Event of Default shall occur and be existing if any material provision, in the sole opinion of Bank, of any Transaction Document shall at any time for any reason cease to be valid, binding and enforceable against Servicer or SPV.

         (b) A Level Three Event of Default shall occur and be existing if the validity, binding effect or enforceability of any material provision, in the sole opinion of Bank, of any Transaction Document against Servicer or SPV shall be contested by any Company or any other Obligor.

         (c) A Level Four Event of Default shall occur and be existing if Servicer or SPV shall deny that it has any or further liability or obligation thereunder while this Agreement otherwise remains in effect.

         SECTION 9.10 JUDGMENTS. If one or more judgments, orders or awards for the payment of money in an aggregate amount in excess of $1,000,000 in the case of SPV and $10,000,000 in the case of Servicer (exclusive of any judgment, order or award amount to the extent covered by insurance, bond, surety or similar instrument where the insurer or holder of such bond, surety or instrument, as the case requires, has not contested liability in respect of such judgment, order or award so long as SPV or Servicer is seeking to recover under such insurance, bond, surety or similar instrument) shall be rendered against the SPV or Servicer, respectively, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, order or award or (ii) there shall be a period of 30 consecutive days during which such judgment, order or award remains unsatisfied and a stay of enforcement of such judgment, order or award shall not be in effect, it shall be a Level Three Event of Default.

         SECTION 9.11 MATERIAL ADVERSE CHANGE.

         (a) A Level Two Event of Default shall occur and be existing if Bank determines, in the exercise of its reasonable judgment that a Material Adverse Change has occurred with respect to Parent.

         (b) A Level Three Event of Default shall occur and be existing if Bank determines, in the exercise of its reasonable judgment, that a Material Adverse Change has occurred with respect to Servicer or SPV.

         SECTION 9.12 TRANSACTION DOCUMENTS. Unless otherwise specifically addressed in this Article IX or in the applicable Transaction Document, a Level Three Event of Default shall occur and be existing if an event of default (as such term is defined in the applicable Transaction Document) shall occur under any of the other Transaction Documents and such event of default is not covered within any applicable cure period.

                        ARTICLE X. REMEDIES UPON DEFAULT

         Notwithstanding any contrary provision or inference herein or elsewhere,

         SECTION 10.1 LEVEL ONE DEFAULTS. If a Level One Event of Default shall occur and be continuing, Bank shall be entitled to payment of all outstanding funds owed to it, with interest thereon at the Default Rate, until such time as the amounts are paid.

         SECTION 10.2 LEVEL TWO DEFAULTS. If a Level Two Event of Default shall occur and be continuing, Bank shall be entitled to (i) take such steps as it may determine to (a) assure that the Business Assets have an Immediate Fair Market Value equal to the Business Liabilities, (b) assure that at the close of each Business Day the balance of collected and available funds posted to the DDA is equal to the Minimum Required Balance, and (c) assure that at no time does an overdraft in the DDA exist, including among other things, (x) requiring SPV to maintain sufficient collected and available funds in the DDA to fund (l) each ACH credit entry contained in any ACH Transmission, each RPPS credit entry contained in any RPPS

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

Transmission, and each E-Pay credit entry contained in any E-Pay Transmission, from the time each such ACH, RPPS or E-Pay Transmission is originated until the entries in each such ACH, RPPS or E-Pay Transmission settle, and (2) any other debit against or transfer from the DDA; or (y) taking possession and control of any or all of the Overnight Accounts, Custody Accounts or Investments and liquidating or instructing any Securities Intermediary, Custodian or Investment Advisor to liquidate Investments in an amount sufficient to cover the amount of any Overdraft Advances, all ACH Transmissions, RPPS Transmissions or E-Pay Transmissions, from the time any such ACH, RPPS or E-Pay Transmission is originated until is has settled, or any other debits against the DDA and to satisfy the Minimum Balance Requirement, and (z) in the case of an Overdraft Default, taking any actions permitted under Section 3.3(b), and (ii) exercise any and all rights under any Transaction Documents or applicable law in any collateral pledged by SPV to Bank under the Transaction Documents to satisfy any outstanding Obligations; provided that Bank will not use any Subscriber Funds or proceeds from Investments except as permitted in Section 2.2(b).

         SECTION 10.3 LEVEL THREE DEFAULTS. If a Level Three Event of Default shall occur and be continuing, Bank shall be entitled, in addition to taking the steps outlined in Section 10.2 above, to terminate this Agreement or any Service hereunder effective upon 180 days prior written notice to SPV and to reduce the amounts of the Overdraft Commitment upon thirty (30) days' prior written notice to SPV.

         SECTION 10.4 LEVEL FOUR DEFAULTS. If a Level Four Event of Default shall occur and be continuing, Bank shall be entitled, in addition to or in lieu of taking the steps outlined in Sections 10.2 and 10.3 above, to (i) immediately terminate this Agreement pursuant to the process set forth in Section 11.4(c) herein, and (ii) to immediately terminate the obligation of Bank to fund any Overdraft Advance or permit Servicer or SPV to utilize Bank's access to the ACH system, RPPS system or E-Pay system, if not previously terminated, and, immediately upon such election, the obligation of Bank to fund any Overdraft Advance or permit Servicer or SPV to utilize Bank's access to the ACH system, RPPS system or E-Pay system, immediately shall be terminated, and/or accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Servicer and SPV.

         SECTION 10.5 OFFSETS. If there shall occur or exist any Level Four Event of Default, Bank shall also have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Obligations then owing by Servicer and SPV to Bank, whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by Bank to or for the credit or account of Servicer and SPV, all without notice to or demand upon Servicer, SPV or any other Person, all such notices and demands being hereby expressly waived by Servicer and SPV.

                           ARTICLE XI. MISCELLANEOUS

         SECTION 11.1 COSTS AND FEES. SPV shall pay all the ACH, RPPS and E-Pay fees and other fees and charges imposed by Bank in connection with the other Services monthly on such day as may be determined by Bank. Notwithstanding anything to the contrary contained

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

herein or in any other document, Bank may charge to SPV all costs, expenses, and charges incurred as a result of fulfilling any of the terms or conditions of this Agreement including but not limited to (i) costs and fees of external counsel to the extent provided in Section 6.1(d) above, (ii) any costs and fees imposed by the Federal Reserve Bank in relation to the ACH Services, (iii) any costs and fees imposed by MasterCard in relation to SPV activity through the RPPS Services, and (iv) any costs and fees imposed by VISA in relation to SPV activity through the E-Pay Services.

         SECTION 11.2 LIMITATION ON DAMAGES. In any action by one of the parties against the others arising from performance, or the failure of performance, of the provisions of this Agreement, damages will be limited to general money damages in an amount not to exceed the actual damages of the party, and reasonable attorneys' fees and other expenses of litigation. In no case will a party be responsible for special, incidental, consequential, or exemplary damages, except for willful breach of this Agreement.

         SECTION 11.3 SOFTWARE OWNERSHIP. Bank, SPV and Servicer shall each have sufficient rights in and to all specifications, tapes, and programs utilized or developed by any of them to allow them to perform and carry out the ACH Services, RPPS Services and E-Pay Services, or otherwise in connection with the performance of this Agreement.

         SECTION 11.4 TERM AND TERMINATION.

         (a) This Agreement shall be effective as of the Agreement Date, and shall continue and remain in effect until terminated as provided herein.

         (b) This Agreement or any Service may be terminated by mutual consent of Bank, SPV and Servicer.

         (c) This Agreement may be terminated by Bank immediately upon written notice to SPV if the conditions to Bank's obligations to provide any of the Services in Section 6 have not been satisfied within sixty (60) days of the Agreement Date.

         (d) This Agreement or any Service provided hereunder may be terminated by Bank in the event of a Level Four Event of Default. In order to exercise its rights of termination under this Section 11.4(c), Bank shall give notice to SPV of its intent to terminate this Agreement or any Service, with the termination to be effective immediately upon notice. Once termination is effective, SPV shall at all times maintain net funds in the DDA such that at no time is there an aggregate deficit in the DDA.

         (e) This Agreement or any Service provided hereunder may be terminated by Bank in the event of a Level Three Event of Default in accordance with the terms of Section 10.3.

         (f) Bank may terminate the ACH Services in accordance with the terms of Section 4.8 and Bank may terminate the RPPS Services and E-Pay Services in accordance with the terms of Section 5.6.

         (g) SPV and Servicer may terminate this Agreement if Bank fails to abide by its covenants and obligations set forth in this Agreement, which failure continues for a period of thirty (30) days following notice thereof given by SPV or Servicer. In the event SPV and

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

Servicer elect to exercise their right of termination under this Section 11.4(d), SPV and Servicer must give Bank at least thirty (30) days notice of termination (or such longer period as it desires, not to exceed 180 days or any shorter period provided hereunder upon the occurrence of an Event of Default), during which time (i) Bank shall continue to perform the Services as required by this Agreement, and (ii) shall cooperate with SPV and Servicer in obtaining a substitute for the Services provided hereunder by Bank.

         (h) This Agreement shall terminate three (3) years from the date of this Agreement (the "Initial Term") unless otherwise terminated in accordance with the terms of this Agreement; provided however, this Agreement shall be automatically extended for up to three additional one year periods (each a "Renewal Period") unless either Bank or SPV notifies the other not less than 120 days prior to the end of the Initial Term or any such Renewal Period that the Agreement will terminate at the end of the Initial Term or such Renewal Period.

         (i) Bank may immediately terminate Servicer's access to ACH, RPPS or E-Pay if at any time Servicer ceases to be the SPV Servicer.

         (j) Bank, Servicer, Parent or SPV may terminate this Agreement, upon giving the other parties hereto ninety (90) days prior written notice of its intention to terminate, on or after acquisition, directly or indirectly, whether through ownership of stock or through any other means whatsoever, of effective or working control of a party hereof, or its operations or policies, by any corporation, trust association or similar corporation if following such acquisition, failure to terminate this Agreement would, in the opinion of counsel acceptable to the other parties, give rise to a violation of one or more provisions of the Sherman Act (15 U.S.C. Section 1 et seq.) or the Clayton Act (15 U.S.C. Section 18 et seq.).

         (k) If this Agreement has been terminated other than as a result of the occurrence of an Event of Default, Bank agrees to cooperate with SPV and Servicer to effect a transfer of the Federal Reserve Bank Circuit referred to in
Section 6.1(i) to another financial institution designated by Servicer, to the extent such transfer is feasible. Servicer shall pay all reasonable expenses incurred by Bank in connection therewith.

         (l) After the termination of this Agreement or the ACH Services, SPV shall maintain a minimum balance of $5,000,000 in the DDA or other Deposit Account established with Bank for a period of 75 days from the effective date of such termination to fund any returns or adjustments related to any ACH Transmission, RPPS Transmission, E-Pay Transmission or any other amounts credited to the DDA, or any fees and charges or other outstanding Obligations owed to Bank in connection with the Services.

         SECTION 11.5 TRANSITION RULES.

         (a) Notwithstanding any other provision of this Agreement, until the earlier of 120 days from the date the conditions precedent in Article VI are satisfied or actual completion of the Transition by SPV and Servicer (the "Transition Completion Date"), the following provisions shall apply:

                  (i) No later than the Transition Completion Date, SPV and Servicer shall: (A) transfer all Subscriber Funds deposited in any Deposit Account maintained with

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
* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         KeyBank to the DDA and close all such Deposit Accounts with KeyBank; except as provided in Section 11.5(b), (B) cease to use any ACH or RPPS origination or other funds transfer services provided by KeyBank in connection with Subscriber Funds or the Business, (C) transfer all investments of Subscriber Funds to an Overnight Account or the Custody Account and close all other Securities Accounts, (D) transfer all SPV Funds to an SPV Deposit Account maintained with Bank and all SPV Investments to an SPV Custody Account, and (E) terminate all other services provided by KeyBank related to the Subscriber Funds or the Business (the "Transition"). Until the Transition Completion Date, SPV may deposit Subscriber Funds into the DDA or the Deposit Account currently used at KeyBank for the collection and disbursement of Subscriber Funds in connection with the Business. A minimum of $100,000,000 in the form of cash or Investments must be maintained in the Custody Account at all times from the Agreement Date until the Transition Completion Date.

                  (ii) Until the Transition Completion Date Bank shall be entitled to (A) take such steps as it may determine to ensure that SPV maintains cash and Investments in the Accounts with an Immediate Fair Market Value equal to or greater than the amount necessary to fund (1) each ACH credit entry contained in any ACH Transmission, each RPPS Transmission, and each E-Pay Transmissions, from the time each such ACH, RPPS or E-Pay Transmission is originated until the entries in each such ACH, RPPS or E-Pay Transmission have settled, and (2) any other debit against or transfer from the DDA; and (B) take possession and control of any or all of the Overnight Accounts, Custody Accounts or Investments and liquidate or instruct any Securities Intermediary with which SPV maintains any Investment, Custodian or Investment Advisor to liquidate Investments in an amount sufficient to fund the amount of all ACH, RPPS or E-Pay Transmissions, at the time any such ACH, RPPS or E-Pay Transmission is originated, or any other debit or transfer drawn on the DDA.

                  (iii) Until the Transition Completion Date, (A) the Credit Cap will be the lesser of (1) [*], and (2), as calculated by Bank, the sum of (x) Immediate Fair Market Value of cash and Investments in the Accounts, less (y) any RPPS or E-Pay Transmissions originated on such Business Day at the time of such ACH Transmission, less (z) any other debits against or transfer from the DDA, and (B) the Debit Cap will be the lesser of (1) [*], and (2) the amount calculated for the Debit Cap under Section 4.4.

                  (iv) Until the Transition Completion Date, the RPPS Transmission Limit will be the lesser of (A) [*] and (B) the sum of (1) the Immediate Fair Market Value of cash and Investments in the Accounts, less (2) any ACH or E-Pay Transmissions originated on such Business Day at the time of such RPPS Transmission, less (3) any other debits against or transfers from the DDA. Until the Transition Completion Date, the E-Pay Transmission Limit will be the lesser of (A) [*] and (B) the sum of (1) the Immediate Fair Market Value of cash and Investments in the Accounts, less (2) any ACH or RPPS Transmissions originated on such Business Day at the time of such E-Pay Transmission, less (3) any other debits against or transfers from the DDA.

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

                  (v) Prior to the end of the Returns Period, SPV and Servicer, on behalf of SPV, may use the old Sending Point ID to originate ACH credit and debit entry transmissions over Federal Reserve Bank Circuit leased by SunTrust using the KeyBank routing and transit numbers currently used. Bank shall have no obligation to, monitor or liability for, any ACH credit or debit transmissions originated using the KeyBank routing and transit numbers.

         (b) SPV may maintain a Deposit Account with KeyBank with a balance of up to $5,000,000 for a period of seventy-five (75) days after the Transition Completion Date (the "Returns Period") to fund any returns or adjustments for errors related to any ACH debit entries or other amounts credited to a Deposit Account with KeyBank in connection with the Business. At the end of the Returns Period, all funds in such Deposit Account with KeyBank will be transferred to the DDA and such Deposit Account will be closed.

         SECTION 11.6 NOTICE. Except as required in Section 5.3, 7.3, and 7.6, any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received (provided that if delivered or received on a day other than a Business Day, notice shall be given as of the following Business Day) or on the first Business Day after being sent by a recognized overnight courier service when sent for next day delivery, addressed to the party at the address set forth below.

If to Bank:                                  With a copy to:

         SunTrust Bank                       SunTrust Bank
         303 Peachtree Street, 3rd Floor     303 Peachtree Street, 3rd Floor
         Atlanta, Georgia 30303              Atlanta, Georgia 30303
         Attn: Brian Peters, Client Manager  Attn: David Penter, Group Portfolio
         Facsimile Number: 404-588-8833      Manager
                                             Facsimile Number: 404-588-8833

If to Servicer, Parent and the SPV:          With a copy to:

         CheckFree Services Corporation      CheckFree Services Corporation
         4411 East Jones Bridge Road         4411 East Jones Bridge Road
         Norcross, GA 30092A                 Norcross, GA 30092A
         Attention: Treasurer                Attention: General Counsel
         Facsimile Number: 678-375-3678      Facsimile Number: 678-375-3235

If to Daily Notice Contact or Monthly Notice Contact, see the contact information on Exhibit H.

Any party may change its address for notices in the manner set forth above.

         SECTION 11.7 CAPITAL ADEQUACY. If Bank shall have determined, after the Agreement Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the

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

interpretation or administration thereof, or compliance by Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, which adoption or change must, in all instances, be of generally applicability to all banks and not specifically directed to Bank as a result of a condition, practice or activity of Bank, has or would have the effect of reducing the rate of return on Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Servicer and SPV shall pay to Bank such additional amount or amounts as will compensate Bank (or its holding company) for such reduction. Notwithstanding the foregoing, if the change in charges to SPV and Servicer is material, SPV and Servicer may terminate this Agreement on 180 days prior written notice to Bank. Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank, be otherwise disadvantageous to Bank and will not, in the judgment of SPV and Servicer, materially adversely affect SPV or Servicer in connection with the Services. A certificate of Bank claiming compensation under this Section 11.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods. Failure on the part of Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 11.6 shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

         SECTION 11.8 REGULATION AND EXAMINATION. Bank, Servicer and SPV understand and agree that the performance of obligations under this Agreement is subject, without notice, to the regulation and examination of the Comptroller of the Currency, Federal Reserve Board, the Georgia Department of Banking and Finance, or such other governmental agency as shall have jurisdiction over the subject matter hereof.

         SECTION 11.9 CONFIDENTIALITY.

         (a) Bank will safeguard, and hold confidential from disclosure to unauthorized persons, all data of Servicer and SPV to which Bank or one of its Affiliates obtains access pursuant to this Agreement to the same extent that Bank safeguards data relating to its own business, unless such data are otherwise available to the public or are already in Bank's possession and were rightfully obtained by it from others, or unless such disclosure is required by law or regulation. In such case, Bank will bear no responsibility for disclosures thereof or with respect thereto, whether inadvertent or otherwise. Bank's obligations herein shall be perpetual and shall survive and continue after termination.

         (b) Servicer and SPV will safeguard, and hold confidential from disclosure to unauthorized persons, all data owned or licensed by Bank or one of its Affiliates to which Servicer or SPV obtains access pursuant to this Agreement to the same extent that Servicer or SPV safeguards data relating to its own business, unless such data are otherwise available to the

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

public or are already in Servicer or SPV's possession and were rightfully obtained by it from others, or unless required by law or regulation. In such case, neither SPV of Servicer will bear any responsibility for disclosures thereof or with respect thereto, whether inadvertent or otherwise. Servicer's and SPV's obligations herein shall be perpetual and shall survive and continue after termination.

         (c) To the extent that in connection with the Services, Bank obtains access to or possession of non-public personal financial information of Subscribers, Bank shall implement appropriate administrative, technical, and physical safeguards to protect the security, confidentiality and integrity of such information in accordance with all applicable Laws. It shall not use any such information except to the extent necessary to carry out the Services or as otherwise specifically permitted by applicable law.

         (d) No party to this Agreement has made any statement or representation to the other regarding the federal tax consequences or federal tax structure of the transactions contemplated by this Agreement or has imposed (and this Agreement does not impose) any conditions of confidentiality on the disclosure thereof. The intent and purpose of this Section 11.9(d) is to assure that the transactions contemplated by this Agreement are not treated as offered under "conditions of confidentiality" within the meaning of the Code and Section 1.6011-4 of the regulations promulgated thereunder, and thus this Section shall be construed and interpreted consistently with such intent.

         SECTION 11.10 DUE CARE.

         (a) Bank, Servicer, and SPV will exercise due care in performing their respective obligations hereunder and each party will, in the event of an error or omission attributable to the malfunction of equipment which it owns or leases or to the acts, negligence, or the failure of operators, programmers, or other personnel or programs employed by them, which error or omission impedes the performance of such party's obligations hereunder, use reasonable efforts to correct such error or omission, and provide prompt notice of the error or omission to the other party.

         (b) No party shall be liable to the other for any nonperformance if it is prevented from performing any task hereunder in whole or in part as a result of an act of God, war, civil disturbance, labor dispute, or other cause beyond its reasonable control, provided, that it has taken reasonable steps and precautions to minimize the delay caused by such event and it commences performance as soon as reasonably possible after the occurrence.

         SECTION 11.11 NO WAIVER; CUMULATIVE REMEDIES; RELATIONSHIP OF PARTIES. No omission or course of dealing on the part of Bank in exercising any right, power or remedy hereunder or under any of the Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Transaction Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held or available under any of the Transaction Documents or by operation of law, by contract or otherwise and any rights, powers or privileges held or available under any Transaction Documents are in addition to any remedies hereunder. Nothing contained in this Agreement and no action taken by Bank pursuant hereto shall be

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

deemed to constitute Servicer, SPV and Bank a partnership, association, joint venture or other entity. The relationship among Servicer, SPV and Bank with respect to the Transaction Documents is and shall be solely that of obligor and service provider, respectively, and Bank shall have no fiduciary obligation toward Servicer and SPV, with respect to any such documents or the transactions contemplated thereby.

         SECTION 11.12 AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of any Transaction Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Parties hereto (provided, however, that a waiver or consent may be signed by the party granting such waiver or consent without the need for the signature of the other party or parties hereto). Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 11.13 COSTS, EXPENSES AND TAXES. Servicer and SPV agree to pay on demand all costs and expenses of Bank, and all Related Expenses, including but not limited to, administration, travel and out-of-pocket expenses (including but not limited to attorneys' fees and expenses) of Bank in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Transaction Document. In addition, Servicer and SPV shall pay any and all stamp and other taxes, other than income, franchise or similar taxes imposed on the Bank, and fees payable or determined to be payable in connection with the execution and delivery of any Transaction Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         SECTION 11.14 INDEMNIFICATION. Each of Servicer and SPV, severally and not jointly, agree to defend, indemnify and hold harmless Bank (and its Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Bank in connection with, relating to or arising out of the Transaction Documents, whether or not the conditions to Bank's obligations to provide any of the Services have been satisfied or any transactions contemplated by any of the Transaction Documents have been consummated, any actual or proposed use of proceeds of any Overdraft Advance, the purchase of any Investments or any of the Obligations, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that Bank shall not have the right to be indemnified under this Section 11.14 for its own gross negligence or willful, reckless or intentional misconduct. All obligations provided for in this Section 11.14 shall survive any termination of this Agreement.

         SECTION 11.15 BINDING EFFECT; ASSIGNMENT. This Agreement shall become effective when it shall have been executed by Servicer, SPV and Bank and thereafter shall be binding upon and inure to the benefit of Servicer, SPV and Bank and their respective successors and assigns, except that Servicer and SPV shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of Bank such consent shall not be unreasonably withheld.

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

         SECTION 11.16 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement, and the other Transaction Documents shall be governed by and construed in accordance with the laws of the State of Georgia and the respective rights and obligations of Servicer, SPV and Bank shall be governed by Georgia law, without regard to principles of conflict of laws. Servicer and SPV hereby irrevocably submit to the non-exclusive jurisdiction of any Georgia state or federal court sitting in Atlanta, Georgia, over any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, and Servicer and SPV hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Georgia state or federal court. Servicer and SPV, on behalf of themselves and their Subsidiaries, hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right they may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Servicer and SPV agree that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         SECTION 11.17 SEVERABILITY OF PROVISIONS; CAPTIONS; ATTACHMENTS. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

         SECTION 11.18 ENTIRE AGREEMENT. This Agreement and all other Transaction Documents or other agreements, documents or instruments attached hereto or executed on or as of the Agreement Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         SECTION 11.19 RULE OF CONSTRUCTION. The Transaction Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Transaction Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

         SECTION 11.20 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         SECTION 11.21 JURY TRIAL WAIVER. SERVICER, SPV AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG SERVICER, SPV, PARENT AND BANK, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN

CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG SERVICER, SPV, PARENT AND BANK.

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                                       61

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 5th day of August, 2003.

                                          CHECKFREE SERVICES CORPORATION

                                          By: /s/ David E. Mangum
                                              -------------------------------
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

                                          BASTOGNE, INC.

                                          By: /s/ Keven M. Madsen
                                              -------------------------------
                                          Title: Treasurer

                                          SUNTRUST BANK

                                          By: /s/ Brian K. Peters
                                              -------------------------------
                                          Title: Director, Corporate &
                                                 Investment Banking

                    [Signature Page for the Master Agreement]